Exhibit 2.1

EXECUTION VERSION

PURCHASE AGREEMENT

by and among

BARNES & NOBLE EDUCATION, INC.,

as the Buyer,

ELLAR LLC,

as HoldCo,

and

LEONARD RIGGIO AND THE OTHER UNITHOLDERS

LISTED ON THE SIGNATURE PAGES ATTACHED HERETO,

as the Unitholders,

and

ELLAR LLC,

as the Designated Representative

Dated as of February 27, 2017

i

Page
Exhibits

Exhibit A	Escrow Agreement
Exhibit B	HoldCo Formation Documents
Exhibit C	Subsidiary Conversion Documents of MBS Automation Corp.
Exhibit D	Subsidiary Conversion Documents of MBS Service Company, Inc.
Exhibit E	Contribution Agreement
Exhibit F	Certificate of Conversion of MBS Textbook Exchange, Inc. and Certificate of Formation of MBS Textbook Exchange, LLC
Exhibit G	Limited Liability Company Agreement of MBS Textbook Exchange, LLC

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of February 27, 2017 (this “Agreement”), by and among BARNES & NOBLE EDUCATION, INC., a Delaware corporation (the “Buyer”), ELLAR LLC, a Delaware limited liability company (“HoldCo”), LEONARD RIGGIO and the other HoldCo unitholders listed on the signature pages attached hereto (collectively, the “Unitholders”) and, in its capacity as the representative of the Unitholders, ELLAR LLC (the “Designated Representative”). HoldCo and the Unitholders will be referred to, collectively, as the “MBS Parties.”

RECITALS

A.    HoldCo owns one hundred percent (100%) of the issued and outstanding equity interests of MBS Textbook Exchange, LLC, a Delaware limited liability company (the “Company”).

B.    HoldCo wishes to sell to the Buyer, and the Buyer wishes to acquire from HoldCo, the Company.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, inquiry, proceeding, demand, examination, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means the Escrow Agreement, the Restructuring Documents and all other agreements, documents and instruments expressly required or contemplated to be delivered by any party pursuant to this Agreement (other than Article III or Article IV), and any other agreements, documents or instruments entered into at or prior to the Closing by the Company or any party hereto in connection with this Agreement or the transactions contemplated hereby.

“Associate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

“Assumed Tax Rate” means, in the case net ordinary taxable income and net short term capital gain, 52.256%, and in the case of net long term capital gain, 31.47%.

“Balance Sheet Date” means August 31, 2016.

“Base Amount” means $174,200,000.

“BKS” means Barnes & Noble, Inc.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Closing Payment” means an amount equal to (i) the Base Amount, minus (ii) the Indemnity Escrow Amount.

“Common Stock” means the common stock, par value $0.01 per share, of the Predecessor Corporation.

“Company Credit Facilities” means the (1) Agreement, dated as of January 22, 2016, by and between Bank of America, N.A. and the Company, and (2) Agreement, dated as of January 22, 2016, by and between Commerce Bank and the Company.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, or used or held for use by the Company or any of its Subsidiaries, including all Registered IP.

“Composite Payment Amount” means the total amount of composite tax payments and other tax deposits paid or to be paid by the Company to any state or local taxing authority on behalf of HoldCo or the Shareholders with respect to the period beginning September 1, 2016, and ending on the Closing Date, as set forth on Schedule 1.1(C).

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied, in each case as amended, restated, supplemented or otherwise modified (including by way of any protocol, attachment or guaranty related thereto).

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“D&O Parties” means all directors and executive officers of the Company and its Subsidiaries covered by the D&O Insurance as in effect as of the date hereof.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Escrow Agent” means J.P. Morgan Chase Bank, N.A., or its successor under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into by the Buyer, HoldCo and the Escrow Agent, substantially in the form of Exhibit A.

“Estimated Tax Distribution Amount” means an amount equal to (A) the Company’s estimated Taxable Income for the period beginning September 1, 2016, and ending on the Closing Date, multiplied by the Assumed Tax Rate, minus (B) the Composite Payment Amount.

“Excluded Expenses” means the expenses set forth on Schedule 1.1(E)(i).

“Excluded Liabilities” means any and all liabilities or obligations (including any and all Taxes, costs and expenses) of the Company or any of its Subsidiaries set forth on Schedule 1.1(E)(ii).

“Formation” means the formation of HoldCo by the Unitholders in accordance with the LLC Act and the HoldCo Formation Documents and in furtherance of the transactions contemplated by this Agreement.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, department, agency, school district or commission (or any sub-division thereof) or any court, tribunal, or arbitral or judicial body (including any grand jury).

“HoldCo Formation Documents” means, collectively, the Certificate of Formation of Ellar LLC and Limited Liability Company Agreement of Ellar LLC attached hereto as Exhibit B.

“HoldCo Units” means “Units” as defined in the Limited Liability Company Agreement of HoldCo attached as Exhibit B.

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children, grandparents, grandchildren and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Inbound License Agreements” means all Contracts granting to the Company or any of its Subsidiaries any right under or with respect to any Intellectual Property owned by a third party, but excluding commercially available “off-the-shelf” software licensed to the Company or any of its Subsidiaries in object code form solely for internal use for an aggregate license fee of no more than $10,000.

“Indebtedness” means, without duplication (but before taking into account the consummation of the transactions contemplated hereby), (i) the amount of unpaid principal, accrued interest, premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) that would be required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of (A) all indebtedness for borrowed money of the Company and its Subsidiaries, and (B) indebtedness of the Company and its Subsidiaries evidenced by notes, debentures, bonds or other similar instruments, and (C) all obligations of the Company and its Subsidiaries with respect to interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to the Company or its Subsidiaries thereunder); (ii) all obligations under capitalized leases with respect to which the Company or any of its Subsidiaries is liable, determined on a consolidated basis in accordance with GAAP; (iii) any amounts owed by the Company and its Subsidiaries for the deferred purchase price of goods and services, including any earn out liabilities associated with past acquisitions, other than trade payables incurred in the ordinary course of business; and (iv) all obligations of the type referred to in clauses (i) and (iii) of other Persons for the payment of which the Company or any of its Subsidiaries is responsible or liable, as obligor, guarantor, surety or otherwise.

“Indemnity Escrow Amount” means $17,420,000.

“Indemnity Escrow Fund” means the Indemnity Escrow Amount deposited with the Escrow Agent as provided in this Agreement and the Escrow Agreement, including any remaining interest or other amounts earned thereon.

“Intellectual Property” means all intellectual property rights of every kind and description throughout the world, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including: (i) trade names, trademarks, service marks, domain names, trade dress, corporate names, logos, slogans, design rights and other similar designations of source or origin, together with all goodwill symbolized by or associated with any of the foregoing (collectively, “Marks”); (ii) patents, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof (collectively, “Patents”); (iii) copyrights, copyrightable subject matter and works of authorship (including Software), all translations, adaptations, derivations, and combinations thereof and all registrations and applications for all of the foregoing, including all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); (iv) trade secrets, ideas, know-how, inventions, methods, formulae, models, methodologies, processes and processing instructions, technical data, specifications, research and development information, technology including rights and licenses, product roadmaps, customer lists, telephone numbers, and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”); (v) moral rights and rights of attribution and integrity; and (vi) Websites, social media accounts, mobile applications and toll free numbers; in each case whether registered or unregistered and including applications for the grant of any such rights and all rights or forms of protection having equivalent or similar effect anywhere in the world.

“knowledge,” with respect to a party, means the knowledge of such party, in the case of an individual, or any executive officer or director of such party, in the case of an entity, and, in each case, after reasonable inquiry, provided, that “knowledge” of the MBS Parties means the knowledge of any of the MBS Parties or any executive officer or director of the Company, in each case after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, administrative pronouncement, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“LLC Act” means the Limited Liability Company Act of the State of Delaware.

“Losses” means all losses, damages, liabilities, claims, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing); provided, that (i) Losses shall not include punitive damages other than such damages awarded to any third party against an Indemnified Party; and (ii) the fact that a specific multiple (whether based on profits, cash flows, revenue or similar performance metric) was applied by Buyer in the calculation of the Purchase Price shall not be used as a basis for applying such same multiple in the calculation of Losses. The foregoing clause (ii) shall not preclude the use of a multiple (whether based on profits, cash flows, revenue or similar performance metric) in the calculation of Losses if its use has a basis that is independent from the fact that such multiple may have been applied by the Buyer in its calculation of the Purchase Price.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, (i) is or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of the MBS Parties to consummate, or prevents or materially delays, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so; provided, however, that in the case of clause (i) only, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (A) changes generally affecting the industry in which the Company or its Subsidiaries operate, or the economy or the financial, banking, securities or capital markets, (B) acts of war, armed conflict, sabotage, terrorism or natural disasters, (C) changes in Law or GAAP, (D) any actions required to be taken under this Agreement (it being understood that this clause (D) shall not apply to any covenant or agreement of the Company or the MBS Parties that is set forth in Section 5.1 (Conduct of Business Prior to the

Closing)), (E) any actions consented to by Buyer in writing after the date hereof, (F) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, suppliers or others having relationships with the Company (it being understood that this clause (F) shall not apply to any representation, warranty, covenant or agreement of the Company or the MBS Parties herein that is expressly intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby) or (G) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded except to the extent any such underlying cause is attributable to the return of inventory (which inventory is in saleable condition) by the Buyer or any of its Subsidiaries); provided further, that, (1) with respect to clauses (A), (B) and (C), the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, and (2) if the condition set forth in Schedule 1.1(M)(i) of the Disclosure Schedules occurs, then a Material Adverse Effect shall be deemed to have occurred notwithstanding anything to the contrary herein.

“Open Source Materials” means all Software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model, including the Artistic License, the various Creative Commons licenses, GNU General Public License, GNU Lesser General Public License, Mozilla Public License, Netscape Public License, Sun Community Source License, Sun Industry Standards License or any other license described by the Open Source Initiative as set forth on www.opensource.org as of the date hereof.

“Outbound License Agreements” means all Contracts under which the Company or any of its Subsidiaries grants to a third party any rights under or with respect to any Intellectual Property, but excluding non-exclusive outbound license agreements to the Company’s customers, that are, in all material respects, on the Company’s standard form customer agreement, a copy of which has been provided by the MBS Parties to Buyer prior to the date hereof.

“Owned Real Property” means all real property owned by the Company or any of its Subsidiaries, together with all structures, facilities, fixtures, systems, improvements and items of property located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Predecessor Corporation” means MBS Textbook Exchange, Inc. as predecessor to the Company prior to the Conversion. All references in this Agreement to the Company shall include the Predecessor Corporation for all periods of time prior to the Conversion.

“Purchase Price” means (i) the Closing Payment plus (ii) any amounts paid to HoldCo out of the Indemnity Escrow Fund excluding any interest or other amounts earned on the Indemnity Escrow Amount (or any portion thereof that is not paid to Buyer under the terms of the Escrow Agreement).

“Qualified Subchapter S Subsidiary” means a qualified subchapter S subsidiary within the meaning of section 1361(b)(3)(B) of the Code.

“Related Party” with respect to any specified Person, means: (i) any Affiliate of such specified Person, and any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves or within the past three years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (i) or (ii); (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding equity or ownership interests of such specified Person; or (v) any Associate of any of the foregoing. For purposes of this Agreement, no MBS Party shall be deemed an Affiliate of Buyer or any Subsidiary thereof.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, accountants, advisors, bankers, attorneys, consultants and other representatives of such Person.

“Restricted Payments” means, except as set forth on Schedule 1.1(R)(i) of the Disclosure Schedules (which shall not constitute Restricted Payments), any of the following: (i) any dividend or distribution (whether in cash or in kind) declared, paid or made by the Company or any of its Subsidiaries (other than dividends or distributions to the Company from a wholly-owned Subsidiary of the Company); (ii) any management, service or similar charges or fees paid by the Company or any of its Subsidiaries to any MBS Party or any of its Related Parties; (iii) any return of capital (whether by reduction of capital or redemption or purchase of shares or otherwise) by the Company or any of its Subsidiaries or any amount payable on the repurchase, repayment, redemption, reduction or cancellation of any share capital, loan capital or other securities of the Company or any of its Subsidiaries (other than returns of capital or other amounts (as described in this clause (iii)) payable to the Company from a wholly-owned Subsidiary of the Company); (iv) any waiver, deferral or release by the Company or any of its Subsidiaries of any amount or obligation owed or due by any MBS Party or any of its Related Parties, except as otherwise required pursuant to this Agreement or any Ancillary Agreement; (v) any payment of interest or principal in respect of any Indebtedness owed by the Company or any of its Subsidiaries to any MBS Party or any of its Related Parties; (vi) any payment made (whether in cash or kind) or benefits conferred by the Company or any of its Subsidiaries in any transaction between the Company or any of its Subsidiaries, on the one hand, and any MBS Party or any of its Related Parties, on the other hand, other than on arm’s length third party terms; (vii) any payment of any costs, bonuses or other sums by the Company or any of its Subsidiaries to any MBS Party or any of its Related Parties other than those due in the ordinary course of business pursuant to agreements identified in Schedule 1.1(R)(i) of the Disclosure Schedules; (viii) any assumption, incurrence or discharge of any liability (including in relation to any recharging of costs of any kind) by the Company or any of its Subsidiaries on behalf of any MBS Party or any of its Related Parties; (ix) any guarantee, indemnity or security provided by the Company or any of its Subsidiaries in respect of the obligations or liabilities of any MBS Party or any of its Related Parties (or any payment in respect of any of the foregoing); and (x) any other payments made (whether in cash or kind) or benefits conferred by the Company or any of its Subsidiaries to any MBS Party or any of its Related Parties.

“Restructuring” means the Formation, the Contribution and the Conversion, taken together.

“Restructuring Documents” means the documents set forth on Schedule 1.1(R)(ii) of the Disclosure Schedules, including the documents necessary to effect the Subsidiary Conversion and the Restructuring. To the extent that a Restructuring Document is required to be filed with the Secretary of State of the State of Delaware or any other Governmental Authority, the evidence of filing of any such Restructuring Document shall also be deemed to be a Restructuring Document.

“Shareholders” means the individuals set forth on Schedule 3.4(b) of the Disclosure Schedules, who were the shareholders of the Predecessor Corporation prior to the Contribution.

“Shares” means the shares of Common Stock.

“Software” means rights in computer programs (whether in source code, object code or other form), firmware, middleware, applications, APIs, web widgets, code and related algorithms, models and methodologies, files, databases, compilations and data, technology supporting the foregoing and all other tangible embodiments thereof, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Subsidiary Conversion Documents” means, with respect to MBS Automation Corp., collectively, the Certificate of Conversion of MBS Automation Corp., Certificate of Formation of MBS Automation LLC and Limited Liability Company Agreement of MBS Automation LLC attached hereto as Exhibit C, and with respect to MBS Service Company, Inc., collectively, the Certificate of Conversion of MBS Service Company, Inc., Certificate of Formation of MBS Service Company LLC and Limited Liability Company Agreement of MBS Service Company LLC attached hereto as Exhibit D.

“Systems” means servers, hardware systems, databases, circuits, networks and other computer and telecommunications assets and equipment.

“Tax Distribution Amount” means an amount equal to (A) the Company’s actual Taxable Income for the period beginning September 1, 2016, and ending on the Closing Date, multiplied by the Assumed Tax Rate, minus (B) the Composite Payment Amount.

“Tax Distribution True-Up Date” means September 30, 2017.

“Tax Return” means any return, declaration, report, statement, election, disclosure, information statement, worksheet, schedule and any other document filed or required to be filed with any Governmental Authority in connection with Taxes, including any claims for refunds of Taxes and any attachments thereto, amendments or supplements of any of the foregoing.

“Taxable Income” means, with respect to a taxable period, the aggregate consolidated taxable income of the Company and its Subsidiaries (but excluding any income, gain, loss, expense or deduction attributable to the deemed sale of the assets of the Company described in Section 6.8 of this Agreement).

“Taxes” means: (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever (including any amounts resulting from the failure to file any Tax Return), together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of successor or transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Transaction Expenses” means the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly by, the Company or any of its Subsidiaries or any Person that the Company pays or reimburses or is otherwise legally obligated to pay or reimburse (including any such fees and expenses incurred by or on behalf of the MBS Parties or the Designated Representative) in connection with the process of selling the Company, the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the transactions contemplated hereby or thereby, including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby or by the Ancillary Agreements (including any process run by or on behalf of the Company in connection with such transactions); (ii) any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority or third parties on behalf of the Company or any of its Subsidiaries in connection with the transactions contemplated hereby or by the Ancillary Agreements (including any process run by or on behalf of the Company in connection with such transactions); (iii) any fees or expenses associated with obtaining the release and termination of any Encumbrances in connection with the transactions contemplated hereby (including any process run by or on behalf of the Company in connection with such transactions) or by the Ancillary Agreements; (iv) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby (including any process run by or on behalf of the Company in connection with such transactions) or by the Ancillary Agreements; and (v) any change of control payments, bonuses (including any payments made under Item 4 of Schedule 5.1 of the Disclosure Schedules), severance, termination, or retention obligations or similar payments payable or due by the Company or any of its Subsidiaries as a result of the transactions contemplated hereby, including any Taxes payable in connection therewith; provided, that Transaction Expenses shall not include any of the foregoing expenses to the extent they are Excluded Expenses.

“Transfer Taxes” means all sales (including bulk sales), use, value added, transfer, conveyance, stamp, registration, documentary, excise, real property transfer, recording, license or similar Taxes and fees imposed by any Governmental Authority arising out of or in connection with or attributable to the transactions contemplated by this Agreement, other than the Subsidiary Conversion and the Restructuring.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Unit” means “Units” as defined in the Limited Liability Company Agreement of the Company.

“Unitholder Taxes” means the following amounts: (a) all Taxes of the Shareholders or Unitholders, as the case may be, and all Taxes of HoldCo, (b) all Taxes of the Company and its Subsidiaries attributable to any Pre-Closing Tax Period and for the portion of any Straddle Period ending on the Closing Date; (c) any Transfer Taxes for which HoldCo is liable pursuant to Section 6.5; (d) all liability for Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or any of its Subsidiaries (including any predecessor entities) are or were a member on or prior to the Closing Date; (e) all Taxes of any Person imposed on the Company as a transferee or successor, by Contract, pursuant to any Law or otherwise, which Taxes relate to events or transactions occurring on or prior to the Closing Date; (f) any liability for Taxes of another Person as a result of any Tax sharing, Tax indemnity, Tax allocation or similar agreement of the Company or any of its Subsidiaries to indemnify such other Person; (g) any Losses asserted against, incurred, sustained or suffered by the Buyer or its Affiliates (including the Company and its Subsidiaries after the Closing) as a result of, arising out of or otherwise relating to a breach of (A) any representation or warranty contained in Section 3.16 or (B) any covenant set forth in Section 5.1(o); (h) all liability for Taxes resulting from the Subsidiary Conversion or the Restructuring; and (i) any costs and expenses incurred by the Buyer or its Affiliates (including the Company and its Subsidiaries after the Closing) with respect to the foregoing.

“Websites” means all Internet websites, including content, text, graphics, images, audio, video, data, databases, Software and related items included on or used in the operation of and maintenance thereof, and all documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, subscriber data, archives, and server and traffic logs and all other tangible embodiments related to any of the foregoing.

Section 1.2    Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Aggregate Closing Transaction Expenses	2.3
Aggregate Units	2.1
Agreement	Preamble
Allocation	6.9
Alternative Financing	5.14(a)
Balance Sheet	3.7(b)
Business	5.4(a)(i)
Buyer	Preamble
CERCLA	3.17(b)(ii)
Claim Notice	8.4(a)
Closing	2.2(a)
Closing Date	2.2(a)
Code	3.11(b)
Commitment Letter	4.4
Company	Recitals
Company Group Employees	5.4(a)(ii)
Company Released Parties	5.7(a)
Confidential Information	5.10(b)
Confidentiality Agreement	5.10(a)
Contribution	3.4(b)
Contribution Date	3.4(b)
Conversion	3.4(d)
Conversion Date	3.4(d)
Copyrights	1.1
D&O Insurance	5.15(c)
Debt Financing	5.14(a)
Debt Payoff Letter	7.3(j)
Designated Representative	Preamble
Direct Claim	8.4(c)
Disclosure Schedules	Article III
Due-At-Closing Transaction Expenses	2.3
Environmental Law	3.17(b)(i)
ERISA	3.11(a)(i)
Financial Statements	3.7(a)
Financing Sources	10.19
Fundamental Representations	8.1(a)(i)
General Cut-Off Date	8.1(a)
General Indemnity Cap	8.5
Hazardous Substances	3.17(b)(ii)
HoldCo	Preamble
HSR Act	3.3(b)
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Independent Accountant	6.10

Definition	Location
Intended Tax Treatment	6.8
Interim Financial Statements	3.7(a)
IRS	3.11(b)
IT Systems	3.15(i)
LLC Agreement	3.4(d)
Marks	1.1
Material Contracts	3.18(a)
MBS Parties	Preamble
P&P Materials	3.22(e)
Patents	1.1
Payoff Indebtedness	2.2(b)(iii)
PCI DSS	3.21(e)
Permits	3.9(b)
Permitted Encumbrances	3.13(a)
Personal Information	3.21(a)
Plans	3.11(a)(ii)
Pre-Closing Actions	5.16
Pre-Closing Transaction Expenses	2.3
Premium Cap	5.15(c)
Privacy Laws	3.21(a)
Registered IP	3.15(a)
Release	3.17(b)(iii)
Released Claims	5.7(a)
Released Party	10.12(a)
Releasing Parties	5.7(a)
Restricted Payment Recovery Amount	5.6(b)
S Corporation	3.16(n)
Schedule of Expenses	2.3
Subsidiary Conversion	3.4(a)
Tax Claim	6.4(a)
Third Party Claim	8.4(a)
Top Direct Customer	3.22(a)
Top Supplier	3.22(c)
Top Wholesale Customer	3.22(b)
Trade Secrets	1.1
Unitholders	Preamble

ARTICLE II

PURCHASE AND SALE

Section 2.1    Purchase and Sale of the Aggregate Units. Upon the terms and subject to the conditions of this Agreement, at the Closing, HoldCo shall sell, assign, transfer, convey and deliver all issued and outstanding Units (collectively, the “Aggregate Units”) to the Buyer, free and clear of all Encumbrances, and the Buyer, in reliance on the representations, warranties and covenants of the MBS Parties contained herein, shall purchase the Aggregate Units from HoldCo for the Purchase Price.

Section 2.2    Closing.

(a)    The sale and purchase of the Aggregate Units shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York, 10166, at 10:00 a.m., Eastern Time on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction or waiver of those conditions), or at such other place or at such other time or on such other date as the Designated Representative and the Buyer mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”

(b)    At the Closing:

(i)    the Buyer shall deposit or cause to be deposited the Indemnity Escrow Amount with the Escrow Agent by wire transfer in immediately available funds, to be managed and paid out by the Escrow Agent pursuant to the terms of the Escrow Agreement;

(ii)    the Buyer shall deliver or cause to be delivered to HoldCo an amount in cash equal to (A) the Closing Payment minus (B) the Aggregate Closing Transaction Expenses;

(iii)    the Buyer shall deliver or cause to be delivered on behalf of the Company the amount payable to each counterparty or holder of Indebtedness identified on Schedule 2.2(b)(iii) (the “Payoff Indebtedness”) in order to fully discharge such Payoff Indebtedness and terminate all applicable obligations and liabilities of the Company and any of its Affiliates related thereto, as specified in the Debt Payoff Letters and in accordance with this Agreement;

(iv)    HoldCo shall deliver or cause to be delivered to the Buyer an executed amendment to the LLC Agreement evidencing the transfer of the Aggregate Units to the Buyer (or its designated assignee) and the accession of the Buyer (or its designated assignee) as the sole member of the Company, effective as of the Closing, together with such other documents as the Buyer may reasonably deem appropriate to evidence the transfer of ownership of the Aggregate Units from HoldCo to the Buyer (or its designated assignee); and

(v)    the Buyer shall pay, or cause the payment of, the Due-At-Closing Transaction Expenses.

(c)    All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by the payee at least two Business Days prior to the applicable payment date.

Section 2.3    Aggregate Transaction Expenses. Within two Business Days prior to the anticipated Closing Date, the MBS Parties shall prepare, or cause to be prepared, and deliver to the Buyer an itemized schedule (the “Schedule of Expenses”) containing (a) a true and complete list of all Transaction Expenses that have been paid by the Company or any of its Subsidiaries prior to the Closing (the “Pre-Closing Transaction Expenses”) and (b) a true and complete list of all Transaction Expenses that will be paid by the Company or any of its Subsidiaries at the Closing (the “Due-At-Closing Transaction Expenses” and, together with the Pre-Closing Transaction Expenses, the “Aggregate Closing Transaction Expenses”), provided, that the Aggregate Closing Transaction Expenses shall not exceed the Closing Payment. The Schedule of Expenses shall include all Transaction Expenses paid or payable by the Company or any of its Subsidiaries to Bryan Cave LLP, BDO USA, LLP, Peter J. Solomon Company and all other third party advisors on or prior to the Closing Date. At the Closing, the Closing Payment shall be reduced by the amount of the Aggregate Closing Transaction Expenses, as set forth in Section 2.2(b)(ii). All amounts and calculations shall be accompanied by a certificate of the chief financial officer of the Company and HoldCo certifying that such calculations have been made in good faith in accordance with this Agreement. All such amounts and calculations shall control solely for purposes of determining the amounts payable at the Closing pursuant to Section 2.2 and shall not limit or otherwise affect the Buyer’s remedies under this Agreement or otherwise, or constitute an acknowledgement by the Buyer of the accuracy of the amounts reflected thereof. For the avoidance of doubt, the MBS Parties shall remain liable for the reimbursement to Buyer of any Transaction Expenses that are not identified in the Schedule of Expenses, regardless of whether such Transaction Expenses are paid or become payable before, at or after Closing.

Section 2.4    Designated Representative.

(a)    The MBS Parties irrevocably constitute and appoint the Designated Representative (and by execution and delivery of this Agreement, the Designated Representative hereby accepts such appointment) as their agent and attorney-in-fact for and on behalf of each MBS Party with full power of substitution, to act in the name, place and stead of each MBS Party, with respect to any matter relating to or under this Agreement and the Ancillary Agreements, including (i) taking or foregoing any and all actions and making any and all decisions required or permitted to be taken or made by the Designated Representative under this Agreement or the Ancillary Agreements, including negotiating any and all disputes arising under, or relating to, this Agreement or the Ancillary Agreements, and taking or foregoing any and all other actions and making any and all other decisions as may be necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements; (ii) enforcing or foregoing enforcement of this Agreement or the Ancillary Agreements on behalf of the MBS Parties; (iii) giving and receiving all notices required to be given under this Agreement or the Ancillary Agreements; (iv) receiving on behalf of HoldCo and disbursing to HoldCo any funds received on behalf of HoldCo, in each case in accordance with the terms of this Agreement or the Ancillary Agreements; (v) withholding (at Closing or thereafter), any amounts received on behalf of HoldCo pursuant to this Agreement or the Ancillary Agreements or otherwise to satisfy any and all obligations or liabilities incurred by the MBS Parties or the Designated Representative in the performance of its duties hereunder or thereunder; (vi) executing and delivering any amendment or waiver to this Agreement or the Ancillary Agreements (without the prior approval of any MBS Party); and (vii) taking or foregoing any and all actions necessary or appropriate in furtherance of or for the accomplishment of the foregoing. The power of attorney granted in this Section 2.4 by each MBS Party to the Designated Representative is coupled with an interest and is irrevocable, may be delegated by the Designated Representative and shall survive the death or incapacity of any MBS Party. No bond shall be required of the Designated Representative. The Designated Representative shall be entitled to engage outside legal counsel, accountants, consultants, experts or other advisors as the Designated Representative deems necessary or appropriate (in its sole discretion) in connection with performing its duties or exercising its rights under this Agreement or the Ancillary Agreements; provided that the cost of any of the foregoing before or at the Closing shall be considered a Transaction Expense at Closing and the cost of the forgoing during the period following the Closing shall be the sole responsibilities of the Designated Representative. Each MBS Party shall be deemed to have agreed to receive correspondence from the Designated Representative, including in electronic form.

(b)    All decisions, consents, instructions and actions by the Designated Representative made or taken in accordance with this Agreement shall be final and binding on all of the MBS Parties, and no MBS Party shall have any cause of action against the Designated Representative for any decision made, consent or instruction given, or action taken by the Designated Representative under this Agreement and the Ancillary Agreements, except for any such decision, consent, instruction or action that constitutes fraud or willful misconduct by or on behalf of the Designated Representative. The Buyer shall be entitled to rely conclusively on any decisions, consents, instructions and actions or omissions by the Designated Representative made or taken in connection with this Agreement, and no party hereto shall have any cause of action against the Buyer for any action taken by the Buyer in reliance upon any such decision, consent, instruction or action.

(c)    The Designated Representative shall not have any liability to any MBS Party for any act done or omitted hereunder as the Designated Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of outside legal counsel shall be conclusive evidence of such good faith. The MBS Parties shall jointly and severally indemnify and hold harmless the Designated Representative from and against any loss, liability or expense incurred by the Designated Representative arising out of or in connection with the acceptance, performance or administration of its duties under this Agreement or the Ancillary Agreements, except for any such loss, liability or expense based primarily upon or arising out of any fraud or willful misconduct by or on behalf of the Designated Representative. The Designated Representative shall be entitled to recover any (x) such losses, liabilities or expenses which are indemnifiable hereunder and (y) reasonable and documented fees, costs or other expenses it may incur in performing its duties or exercising its rights under this Agreement or the Ancillary Agreements by recourse directly to the MBS Parties.

(d)    The identity of the Designated Representative and the terms of the agency may be changed, and a successor Designated Representative may be appointed, from time to time (including in the event of the resignation, death, disability or other incapacity of the Designated Representative) by consent of a majority-in-interest of the Unitholders. Each successor Designated Representative shall have all of the power, authority, rights, privileges and obligations conferred by this Agreement upon the original Designated Representative, and the term “Designated Representative” as used herein shall be deemed to include any such successor Designated Representatives.

(e)    The provisions of this Section 2.4 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each MBS Party, and any references in this Agreement to a MBS Party shall mean and include the successors to the rights of such MBS Party hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

Section 2.5    Withholding. The Buyer shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as the Buyer is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law. To the extent that any such amounts are so deducted and withheld, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amounts were withheld was made.

Section 2.6    Certain Restrictions. From and after the execution hereof, the MBS Parties shall not sell, assign, transfer, contribute, convey or deliver, or encumber in any respect, or cause to be sold, assigned, transferred, contributed, conveyed or delivered, or encumbered in any respect, any of the Shares, HoldCo Units or Units, except as expressly provided herein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE MBS PARTIES

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), each of the MBS Parties jointly and severally hereby represents and warrants to the Buyer as follows:

Section 3.1    Organization and Qualification.

(a)    Each MBS Party, if not a natural person or trust, is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has full power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is (i) a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation as set forth in Schedule 3.1(a) of the Disclosure Schedules, and has full power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and (ii) duly qualified or licensed as a foreign limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b)    The MBS Parties have heretofore furnished, or caused to be furnished, to the Buyer a complete and correct copy of the certificates of formation and limited liability company agreements or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such certificates of formation, limited liability company agreements or equivalent organizational documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of formation, limited liability company agreement or equivalent organizational documents. The transfer books and minute books of each of the Company and its Subsidiaries that have been made available for inspection by the Buyer prior to the date hereof are true and complete.

Section 3.2    Authority.

(a)    Each MBS Party has the full requisite power and authority, and, if a MBS Party is a natural person, capacity, to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each MBS Party of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by each MBS Party of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action. This Agreement has been, and upon execution each of the Ancillary Agreements to which each MBS Party will be a party will have been, duly executed and delivered by each MBS Party and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which each MBS Party will be a party will constitute, the legal, valid and binding obligations of each MBS Party, enforceable against each MBS Party in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)    Each MBS Party, with respect to itself, hereby represents and warrants to the Buyer that such MBS Party has not voluntarily or involuntarily assigned, pledged, encumbered or in any manner transferred or conveyed all or any portion of such MBS Party’s Released Claims and that no Person other than such party has any interest in any such MBS Party’s Released Claims by Law or Contract or by virtue of any action or inaction by such party.

Section 3.3    No Conflict; Required Filings and Consents.

(a)    The execution, delivery and performance by each MBS Party of this Agreement and each of the Ancillary Agreements to which each MBS Party will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)    conflict with or violate the certificate of formation or limited liability company agreement or equivalent organizational documents of any MBS Party (to the extent applicable) or the Company or any of its Subsidiaries;

(ii)    conflict with or violate any Law applicable to any MBS Party or the Company or any of its Subsidiaries or by which any property or asset of any MBS Party or the Company or any of its Subsidiaries is bound or affected; or

(iii)    result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of any MBS Party or the Company or any of its Subsidiaries under, or result in the creation of any Encumbrance on any property, asset or right of any MBS Party or the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which any MBS Party or the Company or any of its Subsidiaries is a party or by which any MBS Party or the Company or any of its Subsidiaries or any of their respective properties, assets or rights are bound or affected, except, in the case of the immediately foregoing clause (iii), for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect.

(b)    None of the MBS Parties or the Company or any of its Subsidiaries is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by any MBS Party of this Agreement and each of the Ancillary Agreements to which any MBS Party will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company or any of its Subsidiaries, except for (i) any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” Laws.

(c)    No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is applicable to the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 3.4    Shares and Units.

(a)    Effective as of February 17, 2017, the Company caused each of its Subsidiaries set forth on Schedule 3.4(a) of the Disclosure Schedules to be converted from a Delaware corporation to a Delaware limited liability company in accordance with Section 18-214 of the LLC Act and in accordance with the Subsidiary Conversion Documents (the “Subsidiary Conversion”).

(b)    On February 23, 2017 (the “Contribution Date”), each of the Shareholders, in respect of the HoldCo Units owned by each such Unitholder, pursuant to the Contribution Agreement attached hereto as Exhibit E, contributed, assigned, transferred, conveyed and delivered to HoldCo, free and clear of all Encumbrances, all of the Shares owned by such Unitholder, in each case as set forth on Schedule 3.4(b) of the Disclosure Schedules (the “Contribution”). The Shareholders collectively owned, beneficially and of record, all issued and outstanding Shares immediately prior to the Contribution. Immediately following the Contribution and through the execution hereof the Company has been, and from the execution hereof until the Closing will be, a wholly-owned Subsidiary of HoldCo. Prior to the Conversion, the Shares contributed to HoldCo pursuant to the Contribution constituted all of the issued and outstanding equity interests of the Company.

(c)    Immediately prior to the Contribution, (i) each of the Unitholders was the record and beneficial owner of the Shares set forth opposite such Unitholder’s name in Schedule 3.4(b) of the Disclosure Schedules, free and clear of any Encumbrance, and (ii) each Unitholder had the right, authority and power to sell, contribute, assign, transfer, convey and deliver the Shares owned by it to HoldCo. Upon delivery to HoldCo of certificates (if any) for the Shares that were contributed, assigned, transferred, conveyed and delivered to HoldCo on the Contribution Date, which Shares were registered in the name of HoldCo in the records of the Company, HoldCo acquired good and valid title to such Shares, free and clear of any Encumbrance.

(d)    On February 24, 2017 (the “Conversion Date”), HoldCo caused the Company to be converted from a Delaware corporation to a Delaware limited liability company in accordance with Section 18-214 of the LLC Act and pursuant to the Certificate of Conversion in Exhibit F attached hereto (the “Conversion”), and since the Conversion Date through the execution hereof, the Company has been operated, and from the execution hereof through the Closing the Company will be operated, in accordance with the Limited Liability Company Agreement attached hereto as Exhibit G (the “LLC Agreement”). Effective upon the Conversion, each of the outstanding Shares was converted into one Unit. Immediately following the Conversion through the execution hereof, the Aggregate Units have constituted, and from the execution hereof until the Closing, the Aggregate Units will constitute, all of the issued and outstanding Units of the Company. For the purposes of this Agreement, the term “Company” shall be deemed to be a reference to “MBS Textbook Exchange, Inc.” prior to the Conversion and to “MBS Textbook Exchange, LLC” from and after the Conversion.

(e)    Effective upon the Conversion and through the execution hereof, HoldCo has been, and from the execution hereof until the Closing HoldCo will be, the record and beneficial owner of the Aggregate Units, in each case free and clear of any Encumbrance. HoldCo has the right, authority and power to sell, contribute, assign, transfer, convey and deliver the Aggregate Units to Buyer. At the Closing, Buyer (or any assignee of the Buyer hereunder) will acquire good and valid title to such Aggregate Units, free and clear of any Encumbrance, and will become the sole member, and sole record and beneficial owner of all equity interests, of the Company.

(f)    HoldCo was formed by the Unitholders on February 8, 2017 solely for the purposes contemplated herein and in accordance with the HoldCo Formation Documents, and HoldCo has not engaged in any business activities or conducted any operations whatsoever. From the date of its formation through and including the Closing, HoldCo will not have any liabilities, other than its obligations under this Agreement, its certificate of formation, limited liability company agreement and similar governing documents. As of the Contribution Date, after giving effect to the Contribution, the Unitholders are and will be the sole members of HoldCo.

Section 3.5    Capitalization.

(a)    Prior to the Conversion, the authorized capital stock of the Company consisted of 3,000 shares of Common Stock, of which 73.5 shares of Common Stock, were issued and outstanding. HoldCo is the sole record and beneficial owner of the issued and outstanding capital stock or other equity or ownership interests of the Company.

(b)    The authorized limited liability company interests of HoldCo, since its formation through execution hereof consisted, and from the execution hereof through the Closing will consist, of 100 Units.

(c)    As of the Conversion Date, after giving effect to the Conversion, through the execution hereof, the authorized limited liability company interests of the Company consisted, and from the execution hereof until the Closing will consist, of 100 Units, of which 73.5 Units, constituting the Aggregate Units, will be issued and outstanding.

(d)    Schedule 3.5(d) of the Disclosure Schedules sets forth, for each Subsidiary of the Company, the amount of its authorized capital stock or other equity or ownership interests, the amount of its outstanding capital stock or other equity or ownership interests, and the record and beneficial owners of its outstanding capital stock or other equity or ownership interests.

(e)    Except for the Aggregate Units, neither the Company nor any of its Subsidiaries has issued or agreed to issue any: (a) share of capital stock or other equity or ownership interest; (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (c) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (d) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Each outstanding share of capital stock or other equity or ownership interest of the Company and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and in the case of its Subsidiaries, each such share or other equity or ownership interest is owned by the Company or another Subsidiary, free and clear of any Encumbrance. All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by the Company or a Subsidiary in compliance with all applicable federal and state securities Laws. Except for rights granted to the Buyer under this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company or any of its Subsidiaries. No shares of capital stock or other equity or ownership interests of the Company or any of its Subsidiaries have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.

Section 3.6    Equity Interests. Except for the Subsidiaries listed in Schedule 3.5(d) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person.

Section 3.7    Financial Statements; No Undisclosed Liabilities.

(a)    True and complete copies of the audited consolidated balance sheet of the Company and its Subsidiaries as at August 31, 2014, August 31, 2015 and August 31, 2016, and the related audited consolidated statements of income, stockholders’ equity and cash flows, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditor (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2016, and the related consolidated statements of income, stockholders’ equity and cash flows, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”), are attached hereto as Schedule 3.7(a) of the Disclosure Schedules. Each of the Financial Statements and the Interim Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b)    Except as and to the extent adequately accrued or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as at August 31, 2016 (such balance sheet, together with all related notes and schedules thereto, the “Balance Sheet”), neither the Company nor any of its Subsidiaries has any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a consolidated balance sheet of the Company and its Subsidiaries or disclosed in the notes thereto, except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.

(c)    The books of account and financial records of the Company and its Subsidiaries are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice.

Section 3.8    Absence of Certain Changes or Events. Since the Balance Sheet Date: (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

Section 3.9    Compliance with Law; Permits.

(a)    Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all Laws applicable to it. None of the Company, any of its Subsidiaries or any of its or their executive officers has received during the past five years, any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Company or any of its Subsidiaries is not in compliance in any material respect with any Law applicable to it.

(b)    Each of the Company and its Subsidiaries is in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Permits”). Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all such Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of the MBS Parties, threatened. The Company and its Subsidiaries will continue to have the use and benefit of all Permits following consummation of the transactions contemplated hereby and by the Ancillary Agreements. No Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company or any of its Subsidiaries. Schedule 3.9(b) of the Disclosure Schedules sets forth a true and complete list of the material Permits of each of the Company and its Subsidiaries, and the MBS Parties have furnished, or caused to be furnished, to the Buyer true and complete copies of all such material Permits.

Section 3.10    Litigation. There is no Action pending or, to the knowledge of the MBS Parties, threatened against, involving or relating to the Company or any of its Subsidiaries, or any material property or asset of the Company or any of its Subsidiaries, or any of the Representatives of the Company or any of its Subsidiaries in regards to their actions as such, nor, to the knowledge of the MBS Parties, is there any reasonable basis for any such Action. There is no Action pending or, to the knowledge of the MBS Parties, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of the MBS Parties, threatened investigation by, any Governmental Authority involving or relating to the Company, any of its Subsidiaries, any of their respective properties or assets, any of their respective Representatives, or the transactions contemplated by this Agreement or the Ancillary Agreements. There is no Action by or on behalf of, involving or relating to the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.

Section 3.11    Employee Benefit Plans.

(a)    Schedule 3.11(a) of the Disclosure Schedules sets forth a true and complete list of:

(i)    all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any of its Subsidiaries is a party, with respect to which the Company or any of its Subsidiaries has or could have any obligation or which are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries; and

(ii)    any Contracts between the Company or any of its Subsidiaries and any employee, officer or director of the Company or any of its Subsidiaries, including any Contracts relating in any way to a sale of the Company or any of its Subsidiaries (the items described in the foregoing clauses (i) and (ii), collectively, the “Plans”).

(b)    The MBS Parties have furnished to the Buyer a true and complete copy of each Plan and have delivered to the Buyer a true and complete copy of each material document, if any, prepared in connection with each Plan, including to the extent applicable (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the two most recently filed Internal Revenue Service (“IRS”) Form 5500, (iv) the most recently received IRS determination letter for each such Plan and the application materials submitted in connection with such determination letter and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Except as may otherwise be required under this Agreement or any Ancillary Agreement, neither the Company nor any of its Subsidiaries has any express or implied commitment (A) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (B) to enter into any Contract to provide compensation or benefits to any individual or (C) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the “Code”).

(c)    The Company has no direct or contingent liability with respect to any plan subject to Title IV of ERISA or Section 412 of the Code or any multiemployer plan (as defined in Section 3(37) of ERISA). No Plan: (i) provides for the payment of separation, severance, termination or similar-type benefits to any person; (ii) obligates the Company or any of its Subsidiaries to pay separation, severance, termination or similar-type benefits solely or partially as a result of the transactions contemplated by this Agreement or the Ancillary Agreements; (iii) obligates the Company or any of its Subsidiaries to make any payment or provide any benefit as a result of the transactions contemplated by this Agreement or the Ancillary Agreements; or (iv) provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries. Each of the Plans is maintained in the United States and is subject only to the Laws of the United States or a political subdivision thereof.

(d)    Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Each of the Company and its Subsidiaries has performed all material obligations required to be performed by them.

(e)    Each Plan that is intended to be qualified under Section 401(a) of the Code has received a timely favorable determination or opinion letter from the IRS, covering all of the provisions applicable to the Plan for which determination letters are currently available, that the Plan is so qualified. To the knowledge of the MBS Parties, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could adversely affect the qualified status of any such Plan.

(f)    To the knowledge of the MBS Parties, there has not been any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Plan with respect to which the Company or any Subsidiary could have any liability.

(g)    All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes. No such deduction has been challenged or disallowed by any Governmental Authority.

(h)    There are no Actions or claims (other than routine claims for benefits) pending or, to the knowledge of the MBS Parties, threatened with respect to any Plan or any related trust or other funding medium thereunder or with respect to the Company or any Subsidiary as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof.

(i)    No Plan or any related trust or other funding medium thereunder or any fiduciary thereof is, to the knowledge of the MBS Parties, the subject of an audit, investigation or examination by any Governmental Authority.

(j)    Each Plan subject to Section 409A of the Code has complied with the requirements of Section 409A of the Code as in effect from time-to-time. The Company and its Subsidiaries have no obligation to gross-up any Tax payable by any Person pursuant to Section 409A, 457A or 4999 of the Code.

Section 3.12    Labor and Employment Matters.

(a)    Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining Contract that pertains to employees of the Company or any of its Subsidiaries. There are no, and during the past three years have been no, organizing activities or collective bargaining arrangements that could affect the Company or any of its Subsidiaries pending or under discussion with any labor organization or group of employees of the Company or any of its Subsidiaries. There is no, and during the past three years there has been no, labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the knowledge of the MBS Parties, threatened against or affecting the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract. There are no pending or, to the knowledge of the MBS Parties, threatened union grievances or union representation questions involving employees of the Company or any of its Subsidiaries.

(b)    The Company is and during the past three years has been in compliance in all material respects with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors. The Company is not engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws. No unfair labor practice or labor charge or complaint is pending or, to the knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

(c)    HoldCo, the Company and each of its Subsidiaries have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any of its Subsidiaries and are not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor. The Company and each of its Subsidiaries have paid in full to all their respective employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.

(d)    Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the knowledge of the MBS Parties, no such investigation is in progress.

(e)    The Company and its Subsidiaries have properly classified all current and former employees, directors, individual consultants, temporary employees, leased employees, or any agents for Tax purposes and for participation in any Plans.

(f)    To the knowledge of the MBS Parties, no officer or other key employee of the Company or any Subsidiary intends to terminate his or her employment in connection with the transactions contemplated by this Agreement.

(g)    Schedule 3.12(g) of the Disclosure Schedules lists, for each employee of the Company and its Subsidiaries as of the date hereof with current annual salary and 2016 annual bonus compensation in excess of $150,000 in the aggregate: (i) current base salary; (ii) 2016 annual bonus and 2017 target bonus, if any; (iii) accrued vacation/paid time-off; (iv) years of service with the Company and the Company’s Subsidiaries; (v) leave status; and (vi) as applicable, exempt/nonexempt status.

Section 3.13    Title to, Sufficiency and Condition of Assets.

(a)    The Company and its Subsidiaries have good and valid title to or a valid leasehold interest in all of their assets, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business since the Balance Sheet Date, except those sold or otherwise disposed of for fair value since the Balance Sheet Date in the ordinary course of business consistent with past practice. The Company and its Subsidiaries own or have a valid license to all assets, properties and rights used in the conduct or operation of their respective businesses, and all such assets, properties and rights constitute all of the assets, properties and rights necessary for the Company and its Subsidiaries to carry on, in all material respects, their respective businesses as presently conducted. None of the assets owned or leased by the Company or any of its Subsidiaries is subject to any Encumbrance, other than (i) liens for Taxes not yet past due and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, (iii) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over owned or leased real property which are not violated by the current use and operation thereof and which do not materially impair the occupancy or use thereof for the purposes for which it is currently used by the Company or any of its Subsidiaries, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to owned or leased real property which do not materially impair the occupancy or use thereof for the purposes for which it is currently used by the Company or any of its Subsidiaries, (v) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation under applicable Law, and (vi) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted (collectively, “Permitted Encumbrances”).

(b)    All tangible assets owned or leased by the Company or its Subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

This Section 3.13 does not relate to real property or interests in real property, such items being the subject of Section 3.14.

Section 3.14    Real Property.

(a)    Schedule 3.14(a) of the Disclosure Schedules sets forth a true and complete list of all Leased Real Property. Neither the Company nor any of its Subsidiaries has, and since January 1, 2006, neither the Company nor any of its Subsidiaries has had, any Owned Real Property. Each of the Company and its Subsidiaries has good leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances. No parcel of Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated, re-zoned or otherwise taken by public authority with or without payment of compensation therefore, nor, to the knowledge of the MBS Parties, has any such condemnation, expropriation or taking been proposed. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company, any of its Subsidiaries or, to the knowledge of the MBS Parties, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or, to the knowledge of the MBS Parties, any other party thereto. All leases of Leased Real Property shall remain valid and binding in accordance with their terms following the Closing. Neither the Company nor any of its Subsidiaries, as applicable, has subleased all or any portion of the Leased Real Property.

(b)    There are no contractual or legal restrictions that preclude or restrict the ability to use any Leased Real Property by the Company or any of its Subsidiaries for the current use of such real property in any material respect. All plants, warehouses, distribution centers, structures and other buildings on the Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted.

Section 3.15    Intellectual Property.

(a)    Schedule 3.15(a)(i) of the Disclosure Schedules sets forth a true and complete list of all registered and material unregistered Marks and Copyrights, and issued Patents, including any pending applications to register any of the foregoing owned (in whole or in part) by or exclusively licensed to the Company or any of its Subsidiaries (“Registered IP”), including in each case, the registered owner, jurisdiction, expiration date, registration number and application number. Schedule 3.15(a)(ii) of the Disclosure Schedules sets forth a true and complete list of all Software owned (in whole or in part) by or exclusively licensed to the Company or any of its Subsidiaries, identifying for each whether it is owned by or exclusively licensed to the Company or the relevant Subsidiary. The Company or one of its Subsidiaries is the sole and exclusive beneficial and, with respect to applications and registrations (including Patents), record owner of all Registered IP. Schedule 3.15(a)(iii) of the Disclosure Schedules sets forth a list of all actions that, as of the date hereof, are required to be taken by the Company or any of its Subsidiaries within 180 days following the date of this Agreement for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Registered IP (other than domain names).

(b)    Schedule 3.15(b)(i) of the Disclosure Schedules sets forth a complete and accurate list of all license agreements for Open Source Materials which the Company or any of its Subsidiaries utilizes, other than Open Source Materials used strictly for internal use purposes. Except as disclosed on Schedule 3.15(b)(ii) of the Disclosure Schedules, the use of any Open Source Materials by the Company or any of its Subsidiaries (i) is permissible, (ii) does not infringe upon the rights of any Person, (iii) does not violate any agreements, constraints, requirements or restrictions on or relating to such Open Source Materials and (iv) does not obligate the Company or any of its Subsidiaries to (A) distribute or disclose in source code form any other Software combined or distributed with such Open Source Materials or (B) license or otherwise make available on a royalty-free basis any such other Software that is combined or distributed with such Open Source Materials. No Open Source Materials are used or held for use under any license that requires disclosure of the source code of any Software created or used by the Company or any of its Subsidiaries. No such Open Source Materials are or have been incorporated or otherwise integrated into, aggregated, compiled or distributed with the Company’s or its Subsidiaries’ proprietary software.

(c)    The Company or its Subsidiaries exclusively own or have a valid right to use, free and clear of any and all Encumbrances, all Company Owned IP. The Company Owned IP is sufficient for the conduct of the business of the Company and its Subsidiaries. The Company and its Subsidiaries have taken all necessary steps to prosecute, maintain and preserve their legal rights and ownership interests in all Company Owned IP. Neither the Company nor any of its Subsidiaries has received any notice or claim challenging the Company’s or any of its Subsidiaries’ ownership of any Company Owned IP.

(d)    All Company Owned IP is valid, subsisting and enforceable, and neither the Company nor any of its Subsidiaries has received any notice or claim challenging the validity or enforceability of any Company Owned IP or alleging any misuse of such Company Owned IP. To the knowledge of the MBS Parties, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Owned IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees or annuities).

(e)    Each of the Company and its Subsidiaries has taken reasonable steps to protect its rights in Company Owned IP and maintain the confidentiality of information that constitutes or constituted a Trade Secret of the Company or any of its Subsidiaries. There has not been any disclosure of any Trade Secret of the Company or any of its Subsidiaries to any Person in a manner that has resulted in the loss of trade secret or other rights in and to such information. By Closing, all current and former employees, officers, consultants and contractors of the Company and any of its Subsidiaries who have developed Intellectual Property that was or is used in the business of the Company or any of its Subsidiaries will have executed and delivered to the Company confidentiality and assignment agreements substantially in the Company’s standard forms, and no such current or former employee or officer of the Company or any of its Subsidiaries will have excluded works or inventions from his or her assignment of inventions.

(f)    The development, manufacture, sale, distribution or other commercial exploitation of products, the provision of any services by or on behalf of the Company or any of its Subsidiaries, and all of the other conduct, activities or operations of the Company or any of its Subsidiaries, have not, infringed upon, misappropriated, diluted, constituted the unauthorized use of or otherwise violated any Intellectual Property rights of any Person, and neither the Company nor any of its Subsidiaries has received any written notice or claim, nor has been sued in any Action, asserting, suggesting or threatening (including in the form of offers or invitations to obtain a license) that any such infringement, misappropriation, dilution, unauthorized use or other violation is or may be occurring or has or may have occurred. No Company Owned IP is subject to any outstanding order, judgment, decree, stipulation, writ or agreement restricting the use or licensing thereof by the Company or its Subsidiaries. To the knowledge of the MBS Parties, no Person is infringing, misappropriating, diluting, using without authorization or otherwise violating any Company Owned IP, and no such claim has been asserted or threatened by the Company or any of its Subsidiaries against any Person. Neither the Company nor any of its Subsidiaries has brought any Action for infringement or misappropriation of any Intellectual Property.

(g)    Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Company Owned IP. Upon the consummation of the Closing, the Buyer shall succeed to all of the Company Owned IP and all of such rights shall be exercisable by the Buyer to the same extent as by the Company and its Subsidiaries prior to the Closing.

(h)    The execution, delivery and performance by such MBS Party of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby, will not give rise to any right of any third party to terminate or re-price or modify any of the Company’s or any of its Subsidiaries’ rights or obligations under any agreement under which any right or license of or under any Company Owned IP is granted to or by the Company or any of its Subsidiaries.

(i)    The Company or one of its Subsidiaries owns, or has rights to access and use or hold for use, all electronic data processing, information, record keeping, communications, telecommunications, account management, inventory management and other computer systems (including data, databases and hardware) and related content (collectively, the “IT Systems”) used to process, store, maintain and operate data, information and functions used in connection with the operation of their businesses as presently conducted, including systems to operate payroll, accounting, billing and receivables, payables, inventory, asset tracking, customer service and human resources functions. The Company and its Subsidiaries have taken reasonable steps to secure the IT Systems from unauthorized access or use by any Person, and to ensure the continued, uninterrupted and error-free operation of the IT Systems. There have been no material security breaches in the Company’s or any of its Subsidiaries’ IT Systems, and there have been no disruptions in the Company’s or any of its Subsidiaries’ IT Systems that materially adversely affected the Company’s or any of its Subsidiaries’ businesses or operations.

(j)    The IT Systems are adequate in all respects for their intended use and for the operation of the businesses of the Company and its Subsidiaries as currently operated. The IT Systems and Software are free of all viruses, worms, Trojan horses and other known contaminants and do not contain any bugs, errors or problems of a nature designed to disrupt, disable or otherwise impair the functioning of any IT Systems or Software, except, in each case, as would not have or be reasonably expected to have an effect that is materially adverse to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has delivered, licensed or made available, and has no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available, the source code for any Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company or any of its Subsidiaries. There has not been any malfunction with respect to any of the IT Systems that has not been remedied or replaced, except as would not have or be reasonably expected to have an effect that is materially adverse to the Company and its Subsidiaries, taken as a whole.

(k)    Neither the Company nor any of its Subsidiaries is required to include on any Software products of the Company or any of its Subsidiaries the logos, trademarks, or branding of any third-party or make any particular attribution to a third-party on or in such Software or in that Software’s documentation.

Section 3.16    Taxes.

(a)    Each of HoldCo, the Company and its Subsidiaries has properly completed and timely filed (after giving effect to any valid extensions of time in which to make such filings) all Tax Returns required to be filed by any of them. All Tax Returns filed by HoldCo, the Company and its Subsidiaries are accurate, complete and correct in all material respects. Each of HoldCo, the Company and its Subsidiaries is and has been in compliance with all applicable Laws relating to the withholding and information reporting of Taxes and has collected or withheld all Taxes required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authority or set aside in appropriate accounts for future payment when due. Each of the Company and its Subsidiaries has collected all sales and use Taxes required to be collected, and has remitted, such amounts to the appropriate Governmental Authorities, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(b)    True, correct and complete copies of all federal, state and local income and other material Tax Returns filed for each of HoldCo, the Company and its Subsidiaries for the last three years have been delivered or made available to representatives of the Buyer.

(c)    Each of HoldCo, the Company and its Subsidiaries has timely paid all Taxes that have become due and payable and the Financial Statements reflect an adequate reserve for all Taxes that have accrued but are not yet due or payable as of the dates thereof. Since the date of the Financial Statements, HoldCo, the Company and its Subsidiaries have not incurred any Tax liabilities other than Taxes relating to ordinary course operations conducted by the Company and its Subsidiaries.

(d)    No written claim has been made by any Governmental Authority in any jurisdiction where any of HoldCo, the Company or its Subsidiaries does not file a Tax Return that any of HoldCo, the Company or its Subsidiaries is or may be subject to taxation or a Tax Return filing obligation by that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from HoldCo, the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(e)    No written claim for assessment or collection of Taxes is presently being asserted or threatened by any Governmental Authority with respect to HoldCo, the Company or any of its Subsidiaries. There is no presently pending audit examination, request for information, claim, litigation, proceeding, proposed adjustment or matter in controversy with any Governmental Authority with respect to Taxes of HoldCo, the Company or any of its Subsidiaries and to the knowledge of the MBS Parties, no such examination, claim, litigation, proceeding or similar action is being contemplated. All deficiencies for Taxes asserted or assessed against HoldCo, the Company or any of its Subsidiaries have been fully and timely paid or settled.

(f)    There are no Encumbrances for Taxes, other than Permitted Encumbrances, upon the assets of any of HoldCo, the Company or its Subsidiaries, and none of such assets constitutes “tax exempt use property” within the meaning of section 168(h)(1) of the Code.

(g)    HoldCo, the Company and its Subsidiaries are not, individually or collectively, a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement or arrangement.

(h)    HoldCo, the Company and its Subsidiaries are not, individually or collectively: (i) a party to or bound by any closing agreement pursuant to section 7121 of the Code or any similar provision of state, local or foreign Tax law, offer in compromise or any other agreement with any Governmental Authority with respect to Taxes; or (ii) subject to any private letter ruling or technical advice of the IRS or comparable ruling of any other Governmental Authority.

(i)    HoldCo, the Company and its Subsidiaries are not and have never been a member of an affiliated group of corporations, within the meaning of section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes (other than a group the common parent of which is or was the Company). HoldCo, the Company and its Subsidiaries do not have, individually or collectively, any liability for Taxes of any Person (excluding the Company) under (i) Treasury Regulations section 1.1502-6 or Treasury Regulations section 1.1502-78, (ii) any similar provision of state, local or foreign income Tax Law, (iii) as a transferee or successor, or (iv) by contract or otherwise.

(j)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of (i) any change in method of accounting for a Pre-Closing Tax Period, (ii) the installment method of accounting, the completed contract method of accounting, or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, (iii) any prepaid amount or deferred revenue received on or prior to the Closing Date, (iv) the discharge of any Indebtedness on or prior to the Closing Date under section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Law), or (v) any “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date.

(k)    Any related party transactions subject to section 482 of the Code (or any corresponding or similar provision of applicable Law) conducted by any of HoldCo, the Company or its Subsidiaries has been on an arms-length basis in accordance with section 482 of the Code or, to the extent applicable any corresponding or similar provision of applicable Law.

(l)    Neither the Company nor any of its Subsidiaries is obligated to make any payments, including under any Plan, that could be “excess parachute payments” pursuant to section 280G of the Code.

(m)    Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of section 355(e) of the Code) in conjunction with this acquisition.

(n)    At all times from September 1, 1989 until the Conversion, the Company was properly treated as a validly electing S corporation within the meaning of sections 1361 and 1362 of the Code and under any analogous state or local Tax law, if any, (an “S Corporation”). At all times from the Conversion until the execution hereof the Company was, and at all times from the execution hereof until the Closing the Company will be, properly treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes.

(o)    Neither the Company nor any of its Subsidiaries will be obligated to pay any Tax under section 1374 of the Code in connection with the transactions contemplated by this Agreement.

(p)    Neither the Company nor any of its Subsidiaries has, in the past ten years, (i) acquired assets from another corporation in a transaction in which such acquiring corporation’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a Qualified Subchapter S Subsidiary.

(q)    At all times prior to the Subsidiary Conversion, each Subsidiary set forth on Schedule 3.16(q) of the Disclosure Schedules was properly treated as a Qualified Subchapter S Subsidiary, and from the date of the Subsidiary Conversion through the execution hereof, each such Subsidiary was, and from the execution hereof until the Closing, each such Subsidiary will be, properly treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes. At all times prior to the Closing, each of the Company’s Subsidiaries that is not listed on Schedule 3.16(q) of the Disclosure Schedules has been (or will be) properly treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes.

(r)    A valid entity classification election (either through a check-the-box election or a protective S election) has been made on behalf of HoldCo for HoldCo to be treated as an association taxable as a corporation, effective as of the date of Formation, and HoldCo has been treated as an S Corporation at all times since Formation.

(s)    To the knowledge of the MBS Parties, no circumstances exist or have occurred that would cause the purchase and sale of the Aggregate Units to be characterized in a manner that is inconsistent with the Intended Tax Treatment.

Section 3.17    Environmental Matters.

(a)    Each of the Company and its Subsidiaries is and has been in material compliance with all applicable Environmental Laws and possesses and is in material compliance with all Permits required under such Environmental Laws for the conduct of their respective operations. None of the Company, any of its Subsidiaries or any of its or their respective officers has received during the past five years, nor is there any basis for, any notice, request for information, communication or complaint from a Governmental Authority or other Person alleging that the Company or any of its Subsidiaries is in violation of or has any liability under any Environmental Law or is not in compliance with any Environmental Law. There are no material Actions pending or, to the knowledge of the MBS Parties, threatened against the Company or any of its Subsidiaries alleging a violation of or any liability under any Environmental Law.

(b)    For purposes of this Agreement:

(i)    “Environmental Law” means any Law of any Governmental Authority relating to (A) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, health, safety or natural resources.

(ii)    “Hazardous Substances” means: (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) lead, polychlorinated biphenyls, asbestos and radon; (E) any other pollutant or contaminant; and (F) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

(iii)    “Release” has the meaning set forth in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)), but not subject to the exceptions in Subsections (A) and (D) of 42 U.S.C. § 9601(22).

Section 3.18    Material Contracts.

(a)    Schedule 3.18(a) of the Disclosure Schedules sets forth all Contracts of the following nature to which the Company or any of its Subsidiaries is a party to or to which any of them are bound (such Contracts as are required to be set forth in Schedule 3.18(a) of the Disclosure Schedules being “Material Contracts”):

(i)    any Contract with, involving or relating to a Top Direct Customer, Top Wholesale Customer or Top Supplier;

(ii)    any Contract, or series of related Contracts, for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company and its Subsidiaries of $500,000 or more or (B) aggregate future payments by the Company and its Subsidiaries of $2,500,000 or more;

(iii)    any sales, distribution or other similar Contract, or series of related Contracts, providing for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to the Company and its Subsidiaries of $500,000 or more or (B) aggregate future payments to the Company and its Subsidiaries of $2,500,000 or more;

(iv)    any Contract relating to or evidencing Indebtedness;

(v)    any Contract pursuant to which the Company or any of its Subsidiaries has provided funds to, or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay contracts or keepwell agreements, other than amounts advanced to customers or suppliers in the ordinary course of business for the purchase of textbooks;

(vi)    any Contract with any Governmental Authority (other than Contracts with customers);

(vii)    any Contract with (x) any Related Party of the Company or any of its Subsidiaries or (y) any MBS Party or any Related Party thereof;

(viii)    any employment Contract that involves an aggregate future liability in excess of $150,000;

(ix)    any consulting Contract that involves an aggregate future liability in excess of $150,000;

(x)    any Contract that limits, or purports to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company and its Subsidiaries to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(xi)    any Contract pursuant to which the Company or any of its Subsidiaries is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company or a Subsidiary thereof), (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future liability or receivable, as the case may be, in excess of $2,500,000;

(xii)    any Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $250,000 (other than sales or purchases of inventory in the ordinary course of business consistent with past practice);

(xiii)    any (A) Inbound License Agreements, (B) Outbound License Agreements, or (C) Contract that limits the Company’s or any of its Subsidiaries’ rights to use, enforce or register Intellectual Property owned, used, or held for use by the Company or any Subsidiary, including all covenants not to sue and co-existence agreements;

(xiv)    any joint venture or partnership, merger, asset or stock purchase or divestiture Contract relating to the Company or any of its Subsidiaries;

(xv)    any Contract with any labor union;

(xvi)    any hedging, futures, options or other derivative Contract; and

(xvii)    any other Contract, whether or not made in the ordinary course of business that (A) involves a future liability or receivable, as the case may be, in excess of $1,000,000 on an annual basis or in excess of $5,000,000 over the current Contract term, or (B) is material to the business, operations, assets, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole.

(b)    Each Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect and will continue to be in full force and effect on identical terms immediately following the Closing Date. None of the Company or any of its Subsidiaries or, to the knowledge of the MBS Parties, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default in, the performance or observance of any term or provision of any Material Contract (including any obligation to make any monetary payment by a date certain) and, none of the Company or any of its Subsidiaries, or to the knowledge of the MBS Parties, any other party has taken or failed to take any action, and no circumstance or condition exists, that with or without notice, lapse of time or both (i) would constitute or result in a breach of or default under any Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to terminate or amend any Material Contract. None of the MBS Parties, the Company or its Subsidiaries has received any written notice (or, in the case of the Material Contracts described in Section 3.18(a)(i), any notice (whether written or otherwise)) or, to the knowledge of the MBS Parties, any other communication regarding (i) any actual or alleged violation or breach of, or default under, any Material Contract that has not since been cured or (ii) a party’s intention to cancel, terminate or fail to renew any Material Contract. None of the MBS Parties, the Company or any of its Subsidiaries or, to the knowledge of the MBS Parties, any other party, has waived any rights under any Material Contract. Prior to the date hereof, the MBS Parties have delivered or made available to the Buyer true and complete copies of all Material Contracts.

Section 3.19    Affiliate Interests and Transactions; Restricted Payments.

(a)    Except with respect to transactions between Buyer and its Subsidiaries, on the one hand, and the Company and its Subsidiaries, on the other hand, none of the MBS Parties, Related Parties of the MBS Parties, the Company or any of its Subsidiaries: (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or any of its Subsidiaries or their business; (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that the Company or any of its Subsidiaries uses or has used in or pertaining to the business of the Company or any of its Subsidiaries; (iii) has or has had any business dealings or a financial interest in any transaction with the Company or any of its Subsidiaries or involving any assets or property of the Company or any of its Subsidiaries, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms; or (iv) is or has been employed by the Company or any of its Subsidiaries. Schedule 3.19(a) of the Disclosure Schedules specifically sets forth, for each disclosure item included therein, (A) the identity of the Related Party of any of the MBS Parties, (B) the relationship(s) of such Related Party with the MBS Parties, the Company or its Subsidiaries, as the case may be, (C) the nature and magnitude of the interest or arrangement so disclosed and (D) any and all Contracts reflecting the interest or arrangement so disclosed (true and complete copies which have been delivered to Buyer).

(b)    Since August 31, 2015, neither the Company nor any of its Subsidiaries has made any Restricted Payment or any other payment to any third Person (i) on behalf of any Related Party of any MBS Party or (ii) in connection with any benefit received by any Related Party of any MBS Party.

(c)    Schedule 3.19(c) of the Disclosure Schedules contains a complete list of all intercompany balances as of August 31, 2015 between the MBS Parties and their respective Related Parties, on the one hand, and the Company and its Subsidiaries, on the other hand (other than intercompany balances between Buyer and its Subsidiaries, on the one hand, and the Company and its Subsidiaries, on the other hand). Since August 31, 2015, neither the Company nor any of its Subsidiaries has incurred, or accrued, any obligation or liability with respect to, or entered into or agreed to enter into any, transaction with or for the benefit of, any MBS Party or Related Party of any MBS Party or the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement and the Ancillary Agreements or except in the ordinary course of business consistent with past practice.

(d)    Since August 31, 2015, there have not been, and no MBS Party (nor any Related Party of a MBS Party) has received, any Restricted Payments. There is no arrangement or agreement that has been made or will be made that will result in any Restricted Payments.

Section 3.20    Insurance. Schedule 3.20 of the Disclosure Schedules sets forth a true and complete list of, and the MBS Parties have furnished, or caused to be furnished, true and complete copies of, all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to the Company or any of its Subsidiaries, together with the carriers and liability limits for each such policy. All such policies are in full force and effect. All premiums with respect thereto have been paid to the extent due. The MBS Parties have not received notice of, nor, to the knowledge of the MBS Parties, is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy. No claim currently is pending under any such policy involving an amount in excess of $150,000 and all claims collectively under any such policy do not exceed $500,000. Schedule 3.20 of the Disclosure Schedules identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder. All material insurable risks in respect of the business and assets of the Company and its Subsidiaries are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the business and operations in which the Company and its Subsidiaries are engaged. The consummation of the transactions contemplated by this

Agreement and the Ancillary Agreements will not cause a cancellation or reduction in the coverage of such policies. The Company’s current annual premium for D&O Insurance is $72,000.

Section 3.21    Privacy and Security.

(a)    The Company and each of its Subsidiaries complies with all U.S., state, foreign and multinational Laws (including the Children’s Online Privacy Protection Act and the Family Educational Rights and Privacy Act), and complies in all material respects with reputable industry practice, standards, self-governing rules and policies and their own published, posted and internal agreements and policies (which are in conformance with reputable industry practice) (“Privacy Laws”) with respect to: (i) personally identifiable information, personal information, and sensitive personal information (as such terms are defined under applicable Law) (“Personal Information”); and (ii) non-personally identifiable information.

(b)    The Company and its Subsidiaries post all policies with respect to Personal Information on their respective Websites, as required by applicable Privacy Laws.

(c)    No Action has been asserted or, to the knowledge of the MBS Parties, threatened alleging a violation of any person’s rights of publicity or privacy or personal information or data rights with respect to personal information collected, used or held for use by the Company or its Subsidiaries in the conduct of their respective businesses and the consummation of the transactions contemplated hereby or by the Ancillary Agreements will not breach or otherwise cause any violation of any Laws, policy or procedure related to rights of publicity, privacy, data protection, information security or the collection, use, storage or disposal of personal information collected, used or held for use by the Company and its Subsidiaries in the conduct of their respective businesses.

(d)    The Company and its Subsidiaries take all commercially reasonable steps in accordance with reputable industry standards to protect the operation, confidentiality, integrity and security of their respective Software, Systems and Websites and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and there have been no breaches of same. Without limiting the generality of the foregoing, each of the Company and its Subsidiaries (i) uses industry standard encryption technology of at least 128-bit and (ii) has implemented a comprehensive security plan that (A) identifies internal and external risks to the security of the Company’s or its Subsidiaries’ confidential information and Personal Information and (B) implements, monitors and improves adequate and effective safeguards to control those risks. Neither the Company nor any of its Subsidiaries has experienced a data security incident or breach involving the actual unauthorized access of customer data, employee records or trade secrets or, to the knowledge of the MBS Parties, the threatened unauthorized access of customer data, employee records or trade secrets.

(e)    Each of the Company and its Subsidiaries, and each of their respective businesses, products and services, is in compliance with and has at all times complied with all applicable requirements contained in the Payment Card Industry Data Security Standards (“PCI DSS”) relating to “cardholder data” (as such term is defined in the PCI DSS, as amended from time to time) with respect to all (if any) such cardholder data that has come into its possession. Neither the Company nor any of its Subsidiaries has received notice that it is in non-compliance with any PCI DSS standards. The Company has never experienced a security breach involving the actual unauthorized access to any such cardholder data. No claims have been asserted or, to the knowledge of the MBS Parties, are threatened against the Company or any of its Subsidiaries by any Person alleging a violation of any of the foregoing and there have been no known incidents of breach of any of the foregoing by the Company or any of its Subsidiaries.

Section 3.22    Customers and Suppliers.

(a)    Schedule 3.22(a) of the Disclosure Schedules sets forth a true and complete list of (i) the names and addresses of the 15 largest direct customers (each such customer, a “Top Direct Customer”) of the Company and its Subsidiaries (including the MBS Parties and their respective Related Parties) based on the aggregate dollar amount of sales for the 12-month period ended August 31, 2016, (ii) the amount for which each such customer was invoiced during such period and (iii) the percentage of the consolidated total sales of the Company and its Subsidiaries represented by sales to each such customer during such period. The MBS Parties have not received any notice that any of such customers (including any of the MBS Parties and their respective Related Parties) (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company or its Subsidiaries or otherwise materially modify the other terms of the existing relationship with the Company or its Subsidiaries, (B) has sought, or is seeking, to reduce the price it will pay for the services of the Company or its Subsidiaries, (C) has any outstanding disputes concerning products and/or services of the Company or any of its Subsidiaries or any claims against the Company or any of its Subsidiaries or (D) has otherwise indicated to the Company or any of its Subsidiaries any material dissatisfaction with its relationship with the Company or any of its Subsidiaries. To the knowledge of the MBS Parties, none of such customers (including any of the MBS Parties and their respective Related Parties) has otherwise threatened to take any action described in clause (A) or clause (B) of the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

(b)    Schedule 3.22(b) of the Disclosure Schedules sets forth a true and complete list of (i) the names and addresses of the 15 largest wholesale customers (each such customer, a “Top Wholesale Customer”) of the Company and its Subsidiaries (including the MBS Parties and their respective Related Parties) based on the aggregate dollar amount of sales for the 12-month period ended August 31, 2016, (ii) the amount for which each such customer was invoiced during such period and (iii) the percentage of the consolidated total sales of the Company and its Subsidiaries represented by sales to each such customer during such period. The MBS Parties have not received any notice that any of such customers (including any of the MBS Parties and their respective Related Parties) (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company or its Subsidiaries or otherwise materially modify the other terms of the existing relationship with the Company or its Subsidiaries, (B) has sought, or is seeking, to reduce the price it will pay for the services of the Company or its Subsidiaries, (C) has any outstanding disputes concerning products and/or services of the Company or any of its Subsidiaries or any claims against the Company or any of its Subsidiaries or (D) has otherwise indicated to the Company or any of its Subsidiaries any material dissatisfaction with its relationship with the Company or any of its Subsidiaries. To the knowledge of the MBS Parties, none of such customers (including any of the MBS Parties and their respective Related Parties) has otherwise threatened to take any action described in clause (A) or clause (B) of the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

(c)    Schedule 3.22(c) of the Disclosure Schedules sets forth a true and complete list of (i) the names and addresses of the 15 largest suppliers (each such supplier, a “Top Supplier”) of the Company and its Subsidiaries (including the MBS Parties and their respective Related Parties) based on the aggregate dollar amount of purchases for the 12-month period ended August 31, 2016, and (ii) the amount for which each such supplier invoiced the Company or such Subsidiary during such period. The MBS Parties have not received any notice that (A) there has been any adverse change in the price of such supplies or services provided by any such supplier (including any of the MBS Parties and their respective Related Parties) or any such supplier intends to materially modify the other terms of the existing relationship with the Company or its Subsidiaries, (B) any such supplier (including any of the MBS Parties and their respective Related Parties) will not sell supplies or services to the Company and its Subsidiaries at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Company and its Subsidiaries, subject to general and customary price increases, (C) any such supplier has any outstanding disputes concerning the Company or any of its Subsidiaries or any claims against the Company or any of its Subsidiaries or (D) any such supplier has otherwise indicated to the Company or any of its Subsidiaries any material dissatisfaction with its relationship with the Company or any of its Subsidiaries. To the knowledge of the MBS Parties, no such supplier (including any of the MBS Parties and their respective Related Parties) has otherwise threatened to take any action described in clause (A) or clause (B) of the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

(d)    The Company does not have, and its Subsidiaries do not have, a partnership, joint venture, agency, franchise or other relationship with any customer or supplier, other than the relationship of independent contractors.

(e)    To the knowledge of the MBS Parties: (i) the Company and its Subsidiaries have implemented certain policies and procedures regarding supply chain management and inventory sourcing, a description of which has been previously delivered to Buyer; and (ii) the Company and its Subsidiaries (and their respective Representatives) have previously delivered certain information to Buyer related to such policies and procedures, which information is true and correct in all material respects (the information and materials described in clauses (i) and (ii) are referred to, collectively, as the “P&P Materials”).

Section 3.23    Accounts Receivable. All accounts receivable reflected on the Balance Sheet represent bona fide and valid obligations arising from sales actually made or services actually performed in the ordinary course of business. There is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of any accounts receivable related to the amount or validity of such accounts receivable, and no bankruptcy, insolvency or similar proceedings have been commenced by or against any such obligor.

Section 3.24    Accounts Payable. All accounts payable and notes payable by the Company and its Subsidiaries to third parties have arisen, have been recorded and are being paid, in each case in the ordinary course of business consistent with past practice.

Section 3.25    Inventories. The inventories set forth in the Balance Sheet were properly stated therein on a FIFO basis at the lesser of cost or fair market value determined in accordance with GAAP applied on a consistent basis. Since the Balance Sheet Date, the inventories of the Company and its Subsidiaries have been maintained in the ordinary course of business consistent with past practice. All such inventories are owned free and clear of all Encumbrances. All of the inventories recorded on the Balance Sheet consist of, and all inventories of the Company and its Subsidiaries on the Closing Date will consist of, items of a quality usable or saleable in the normal course of business consistent with past practice and are and will be in quantities sufficient for the normal operation of the Company and its Subsidiaries consistent with past practice.

Section 3.26    Bank Accounts. Schedule 3.26 of the Disclosure Schedules sets forth a true and complete list of (a) all bank accounts or safe deposit boxes under the control or for the benefit of the Company or any of its Subsidiaries, (b) the names of all persons authorized to draw on or have access to such accounts and safe deposit boxes and (c) all outstanding powers of attorney or similar authorizations granted by the Company or any of its Subsidiaries, copies of which have been furnished to the Buyer.

Section 3.27    Anti-Corruption and Other Compliance; Certain Payments. Neither the Company nor any of its Subsidiaries (nor, to the knowledge of the Company, any of their respective Representatives) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any employees of an entity owned by a Governmental Authority, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or any other anticorruption Law applicable to the Company or any of its Subsidiaries, (d) has made, offered, authorized or promised any payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback, or any other thing of value to any government official, employee, political party, official, candidate, school or any other Person, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured, (e) has established or maintained, or is maintaining, any fund of corporate monies or other properties for the purpose of supplying funds for any of the purposes described in the foregoing clause (d) or (f) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other similar payment of any nature.

Section 3.28    Brokers. Except for Peter J. Solomon, the fees and expenses of which will constitute Transaction Expenses and be paid at Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby or by the Ancillary Agreements based upon arrangements made by or on behalf of any of the MBS Parties, the Company or any of its Subsidiaries or the Designated Representative. There is no agreement or other arrangement between any of the MBS Parties, the Company and/or the Designated Representative or any Representatives of the foregoing, on the one hand, and Peter J. Solomon, on the other hand, pursuant to which the Company or any of its Subsidiaries would be bound by any obligation after the Closing.

Section 3.29    No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, the MBS Parties acknowledge that neither Buyer nor any other Person on behalf of Buyer makes any express or implied representation or warranty with respect to Buyer or with respect to any other information provided to any of the MBS Parties in connection with this Agreement or the transactions contemplated hereby. Each of the MBS Parties expressly disclaims any reliance on any and all representations and warranties other than the representations and warranties set forth in Article IV, whether express or implied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the MBS Parties as follows:

Section 4.1    Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2    Authority. The Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms.

Section 4.3    No Conflict; Required Filings and Consents.

(a)    The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)    conflict with or violate the certificate of incorporation or bylaws of the Buyer;

(ii)    conflict with or violate any Law applicable to the Buyer; or

(iii)    result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Buyer is a party;

except for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of the Buyer to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

(b)    The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the HSR Act and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” Laws.

Section 4.4    Financing. Buyer has received and furnished a copy to the MBS Parties of a commitment letter (the “Commitment Letter”) executed by Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, pursuant to which the parties to the Commitment Letter (other than Buyer) have committed, upon the terms and subject to the conditions set forth in the Commitment Letter, to lend the amounts set forth therein for the purpose of (inter alia) funding the transactions contemplated by this Agreement. The Commitment Letter has not been amended, restated or otherwise modified prior to the date of this Agreement, and the respective commitments contained therein have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, the other parties thereto. As of the date hereof, Buyer knows of no facts or circumstances that are reasonably likely to result in any of the conditions set forth in the Commitment Letter not being satisfied.

Section 4.5    Brokers. Except for Evercore Group L.L.C. and Guggenheim Securities, LLC, whose fees shall be paid by the Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

Section 4.6    Investment Intent. The Buyer is acquiring the Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act of 1933, as amended.

Section 4.7    No Other Representations or Warranties. Except for the representations and warranties contained in Article III, Buyer acknowledges that none of the MBS Parties nor any other Person on behalf of any of the MBS Parties makes any express or implied representation or warranty with respect to any of the MBS Parties or the Company or any of its Subsidiaries or with respect to any other information provided to Buyer in connection with this Agreement or the transactions contemplated hereby. Buyer expressly disclaims any reliance on any and all representations and warranties other than the representations and warranties set forth in Article III, whether express or implied.

ARTICLE V

COVENANTS

Section 5.1    Conduct of Business Prior to the Closing. From the execution of this Agreement through the Closing, unless the Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, the MBS Parties shall cause the businesses of the Company and its Subsidiaries to be conducted only in the ordinary course of business consistent with past practice, and shall cause the Company and its Subsidiaries to use reasonable best efforts to: (i) preserve substantially intact their business organization and assets; (ii) subject to sub-clause (l) of this Section 5.1, keep available the services of the current officers, key employees and consultants of the Company and its Subsidiaries; (iii) preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations; and (iv) keep and maintain their assets and properties in good repair and normal operating condition, wear and tear excepted. By way of amplification and not limitation, from the execution of this Agreement through the Closing, the MBS Parties, in respect of the Company or any of its Subsidiaries, shall not, and shall cause each of the Company and its Subsidiaries not to, do or propose to do, directly or indirectly, any of the following (except as may be expressly required by this Agreement or by Law, or as set forth on Schedule 5.1 of the Disclosure Schedules) without the prior written consent of the Buyer (which consent (1) in the case of sub-clauses (g), (h), (i), (j), (k), (n), (p), (q), (r), (s), (t), (u) and (v) (to the extent it relates to the foregoing sub-clauses) of this Section 5.1, shall not be unreasonably withheld, conditioned or delayed, and (2) in the case of sub-clauses (a), (b), (c), (d), (e), (f), (l), (m), (o) and (v) (to the extent it relates to the foregoing sub-clauses) of this Section 5.1, notwithstanding anything to the contrary in this Agreement, may be withheld by Buyer in its sole discretion):

(a)    amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b)    declare, set aside, make or pay any cash or non-cash dividend or other distribution on or with respect to any of its capital stock or other equity or ownership interest;

(c)    reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity or ownership interest, or make any other change with respect to its capital structure;

(d)    acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(e)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or otherwise alter the Company’s or a Subsidiary’s corporate structure;

(f)    issue, sell, pledge, transfer, dispose of or otherwise subject to any Encumbrance (i) any shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other equity or ownership interest in the Company or any of its Subsidiaries or (ii) any properties or assets of the Company or any of its Subsidiaries, other than sales or transfers of inventory in the ordinary course of business consistent with past practice;

(g)    incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, except under the Company Credit Facilities (in accordance with the terms thereof) to finance working capital in the ordinary course of business consistent with past practice; provided, that in no event shall the Company or any of its Subsidiaries (i) incur, assume or guarantee any long-term indebtedness for borrowed money or (ii) make any optional repayment of any indebtedness for borrowed money, other than repayment of the Company Credit Facilities in the ordinary course of business;

(h)    amend, waive or modify or consent to the termination of any Material Contract, or amend, waive or modify or consent to the termination of the Company’s or any of its Subsidiaries’ rights thereunder, or enter into any Contract other than in the ordinary course of business consistent with past practice;

(i)    authorize or make any capital expenditure, whether or not made in the ordinary course of business, except in an amount not exceeding, individually or in the aggregate, $500,000;

(j)    authorize or make any incentive, signing bonus or other similar payment to any customer, except in the aggregate amount not exceeding $250,000;

(k)    enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $250,000 per year in any single case;

(l)    increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for normal merit and cost-of-living increases consistent with past practice in salaries or wages of employees of the Company or its Subsidiaries who are not directors or officers of the Company or any of its Subsidiaries, or grant any new severance or termination payment to, or loan or advance any amount to, any director, officer or employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend any Plan or any collective bargaining agreement;

(m)    enter into any Contract with (A) any Related Party of the Company or any of its Subsidiaries or (B) any MBS Party or any Related Party of a MBS Party;

(n)    make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

(o)    make, revoke or modify any Tax election, change any annual accounting period, adopt or change any accounting method with respect to Taxes, file any amended Tax Return, enter into any closing agreement, settle or compromise any Tax liability, enter into any agreement with any Governmental Authority, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, surrender any right to claim a refund of Taxes, or file any Tax Return other than on a basis consistent with past practice and as permitted by this Agreement, take any action that would result in the purchase and sale of the Aggregate Units pursuant to this Agreement to be characterized in a manner that is inconsistent with the Intended Tax Treatment for U.S. federal income tax purposes;

(p)    pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;

(q)    cancel, compromise, waive or release any right or claim other than in the ordinary course of business consistent with past practice;

(r)    permit the lapse of any material existing policy of insurance relating to the business or assets of the Company and its Subsidiaries;

(s)    permit the lapse of any material right relating to Intellectual Property or any other intangible asset used in the business of the Company or any of its Subsidiaries;

(t)    accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable, defer expenses or reduce inventories, except in the ordinary course of business consistent with past practice;

(u)    commence or settle any Action; or

(v)    announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Section 5.2    Covenants Regarding Information.

(a)    From the execution hereof through the Closing Date, the MBS Parties shall, and shall cause the Company and its Subsidiaries to, afford the Buyer and its Representatives reasonable access at all reasonable times to the Representatives, properties, offices, plants and other facilities, books and records of the Company and each of its Subsidiaries (including for (i) inspection and copying of documents and (ii) inspection of mechanical equipment and Software), and shall furnish the Buyer with such financial, operating and other data and information as the Buyer may reasonably request; provided, that (x) such access shall be conducted in a manner not to interfere with the businesses or operations of the Company and its Subsidiaries and (y) such access shall not, based on advice of counsel to the Company, result in the waiver of any attorney-client privilege; provided, further, that the parties hereto shall cooperate in seeking to find a way, including making substitute arrangements, to allow such access to, and disclosure of, such information in a manner which would not (w) interfere with the businesses or operations of the Company and its Subsidiaries or (z) in the good faith belief of the Company, after consultation with counsel, reasonably be likely to result in the waiver of any such any attorney-client privilege.

(b)    On the Closing Date, the MBS Parties will deliver or cause to be delivered to the Buyer all original (and any and all copies of) agreements, documents, and books and records and all computer disks, records or tapes or any other storage medium on which agreements, documents, books and records, files and other information relating to the business and operations of the Company and its Subsidiaries are stored, in each case, that are not on the property of the Company or any of its Subsidiaries and that are in the possession of one or more of the MBS Parties. Following the Closing Date, none of the MBS Parties shall retain in its possession or under its control, in any form, any agreements, documents, or books and records, or any computer disks, records or tapes or any other storage medium that contains copies of any agreements, documents, books and records, files and other information relating to the business and operations of the Company and its Subsidiaries (including any personal or other information stored on any media by any employees of the Company or any of its Subsidiaries), including any of the foregoing that is stored on any server or other storage media maintained by a third party on behalf of any of the MBS Parties (including any “cloud” storage platform); provided that, upon reasonable notice, the Designated Representative shall be entitled to reasonable access to such pre-Closing records, and shall be entitled to make copies thereof, to the extent necessary for preparation of Tax returns or to defend or prosecute any Action.

Section 5.3    Exclusivity. Each of the MBS Parties agrees that from the execution of this Agreement until the earlier of the Closing and the termination of this Agreement, the MBS Parties shall not, and the MBS Parties shall take all action necessary to ensure that none of the Company or any of its Subsidiaries or any of their respective Related Parties, any Related Party of an MBS Party or any Representatives of the foregoing shall, directly or indirectly:

(a)    solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (i) relating to any direct or indirect acquisition or purchase of all or any portion of the capital stock or other equity or ownership interest of the Company or any of its Subsidiaries or assets of the Company or any of its Subsidiaries, other than inventory to be sold in the ordinary course of business consistent with past practice, (ii) to enter into any merger, consolidation or other business combination relating to the Company or any of its Subsidiaries or (iii) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any of its Subsidiaries; or

(b)    participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The MBS Parties immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. Nothing in this Section 5.3(b) is intended to or shall prevent any MBS Party from informing any other Person that such MBS Party is restricted from having any of the foregoing discussions, conversations, negotiations or other communications.

(c)    The MBS Parties shall notify the Buyer promptly, but in any event within 24 hours, orally and in writing, if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice to the Buyer shall indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of such proposal, offer, inquiry or other contact. The MBS Parties shall not, and shall cause their respective Related Parties and the Company and each of its Subsidiaries not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement entered into in connection with any such actual or potential proposal or offer, to which the MBS Parties, any of the MBS Parties’ respective Related Parties or the Company or any of its Subsidiaries is a party, without the prior written consent of the Buyer.

Section 5.4    Non-Competition; Non-Solicitation.

(a)    For a period of three years following the Closing, the MBS Parties shall not, and shall cause their Affiliates not to, directly or indirectly through any Person or contractual arrangement:

(i)    engage in any business anywhere in the United States that involves the retailing, wholesaling or other distribution of materials, in any and all forms and media whether now known or hereafter invented, including textbooks, online course delivery, digital services and Software to the Persons involved in delivering or receiving primary, secondary or post-secondary instruction or the services related thereto (the “Business”), or perform management, executive or supervisory functions with respect to, own, operate, join, control, render financial assistance to, receive any economic benefit from, exert any influence upon, participate in, render services or advice to, or allow any of its officers or employees to be connected as an officer, employee, partner, member, stockholder, consultant or otherwise with, any business or Person that competes in whole or in part with the Business; provided, however, that for purposes of this Section 5.4, (i) ownership of securities having no more than one percent of the outstanding voting power of any competitors which are listed on any national securities exchange shall not be deemed to be a violation of this Section 5.4 as long as the person owning such securities has no other connection or relationship with such competitor and (ii) ownership of Buyer common stock or BKS common stock by Leonard Riggio and his Affiliates, as well as serving as an executive officer, director, employee or consultant of BKS and any of its Subsidiaries, shall not be deemed to be a violation of this Section 5.4; or

(ii)    solicit, recruit or hire any person who at any time on or after the date of this Agreement is a Company Group Employee (as hereinafter defined); provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Company Group Employees or (B) the MBS Parties or any of their Affiliates from soliciting, recruiting or hiring any Company Group Employee who has ceased to be employed or retained by the Company, the Buyer or any of their respective Affiliates for at least 9 months. For purposes of this Section 5.4, “Company Group Employees” means, collectively, officers, directors and employees of the Company, the Buyer and their respective Affiliates and persons acting under any management, service, consulting, distribution, dealer or similar contract with respect to the Company or the Buyer.

(b)    The MBS Parties acknowledge that the covenants of the MBS Parties set forth in this Section 5.4 are an essential element of this Agreement and that any breach by the MBS Parties of any provision of this Section 5.4 will result in irreparable injury to the Buyer. The MBS Parties acknowledge that in the event of such a breach, in addition to all other remedies available at law, the Buyer shall be entitled to equitable relief, including injunctive relief. The MBS Parties have independently consulted with their counsel and after such consultation agree that the covenants set forth in this Section 5.4 are reasonable and proper to protect the legitimate interest of the Buyer.

(c)    If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 5.4 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the MBS Parties’ conduct that are reasonable in light of the circumstances and as are necessary to assure to the Buyer the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 5.4 because taken together they are more extensive than necessary to assure to the Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

Section 5.5    Notification of Certain Matters.

(a)    From execution hereof through Closing, the MBS Parties shall give prompt written notice to the Buyer of (i) the occurrence or non-occurrence of any change, condition or event, the occurrence or non-occurrence of which would render any representation or warranty of the MBS Parties contained in this Agreement or any Ancillary Agreement, if made on or immediately following the date of such event, untrue or inaccurate, (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have a Material Adverse Effect, (iii) any failure of the MBS Parties, the Company, any Subsidiary of the Company or any other Affiliate of the MBS Parties to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to the Buyer’s obligations hereunder, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements. The MBS Parties shall give prompt written notice to the Buyer of any Action pending or, to the knowledge of the MBS Parties, threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)    The Buyer shall give prompt written notice to the Designated Representative of any Action pending or, to the knowledge of the Buyer, threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements, including any Action by a stockholder of Buyer.

Section 5.6    Restricted Payments.

(a)    From and after the date of this Agreement through the Closing, each of the MBS Parties shall take any and all actions necessary to ensure that none of the MBS Parties, the Company, any of the Company’s Subsidiaries or any of their respective Related Parties (i) makes, or causes to be made, any Restricted Payments, or (ii) enters into, or caused to be entered into, any arrangement or agreement relating to any Restricted Payments.

(b)    The MBS Parties shall cause HoldCo to pay to Buyer, within 15 Business Days of its receipt of a written request from Buyer, an amount equal to the amount of (i) any Transaction Expense incurred, paid or that becomes payable at any time following August 31, 2015 and (ii) any Restricted Payment received by any of the MBS Parties or their respective Related Parties between August 31, 2015 and the Closing Date (any such amount described in the foregoing clause (i) and (ii), a “Restricted Payment Recovery Amount”), provided, that, (1) such request (A) sets out in reasonable detail the nature of such Transaction Expense or Restricted Payment, and (B) in the case of a Restricted Payment, is received by the Designated Representative prior to the date that is 18 calendar months after the Closing Date, and (2) any Aggregate Closing Transaction Expense that is reduced from the Closing Payment pursuant to Section 2.2(b)(ii) need not be paid by HoldCo to the Buyer following the Closing. Notwithstanding the foregoing, in the event that any Restricted Payment Recovery Amount(s) does not, or when any such amounts are taken together do not, exceed $500,000, then the Buyer shall first seek recovery of any such Restricted Payment Recovery Amount(s) from the Indemnity Escrow Fund to the extent (and only to the extent) the Indemnity Escrow Amount then-remaining in the Indemnity Escrow Fund is in excess of the Pending Claims Holdback Amount (as defined in the Escrow Agreement) at such time, and if such excess is less than the Restricted Payment Recovery Amount(s), then the MBS Parties shall cause HoldCo to pay to Buyer the amount of any such shortfall; provided, that, for the avoidance of doubt, the MBS Parties shall remain liable for any Restricted Payment Recovery Amount that is not recovered from the Indemnity Escrow Fund. Notwithstanding anything to the contrary herein, no term or provision herein shall reduce the General Indemnity Cap specified in Section 8.5.

Section 5.7    Release.

(a)    Effective as of the Closing, for the benefit of the Company and each Subsidiary of the Company and their respective successors and permitted assigns, each MBS Party, on behalf of itself and its successors and permitted assigns (collectively, the “Releasing Parties”), hereby generally releases, remises and forever discharges the Company and each Subsidiary of the Company and the current and former officers, directors and employees thereof solely in their capacity as such (collectively, the “Company Released Parties”), from and against any and all claims, demands, Encumbrances, Actions, suits, causes of action, controversies, Contracts, obligations, debts, Losses and liabilities of whatever kind or nature in law, equity or otherwise, whether or not now known or suspected, that have existed or may have existed, or that do exist or that hereafter can, shall or may exist, to the extent based on any facts, events or omissions occurring any time prior to or at the Closing (collectively, the “Released Claims”); provided, however, that, with respect to any Releasing Party, the foregoing release shall not apply to (i) any indemnification obligations the Company may have under Section 5.15 of this Agreement or (ii) any Contract or obligation that is set forth in Schedule 5.7(a) of the Disclosure Schedules. Each MBS Party, for itself and such MBS Party’s Releasing Parties, hereby covenants and agrees not to sue any of the Company Released Parties with regard to any of the Released Claims.

(b)    Each MBS Party stipulates and agrees that such MBS Party hereby expressly waives and relinquishes to the fullest extent permitted by Law any and all provisions, rights and benefits conferred by any Law of any state or territory of the United States, or principle of common law, relating to the preservation of unknown claims, including but not limited to Cal. Civ. Code § 1542 (and all other Laws, rules and regulations which are similar, comparable, or equivalent to said code section), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Notwithstanding the above-referenced provision, and for the purpose of implementing a full and complete release and discharge of the Company Released Parties pursuant to this Section 5.7, each MBS Party expressly acknowledges and agrees that this Agreement and this provision is in full accord, satisfaction, and discharge of any and all Released Claims and that this Agreement and this provision has been executed with the express intention of effectuating a complete extinguishment of all known and unknown claims. Each MBS Party hereby acknowledges that the inclusion of “unknown claims” in the Released Claims set forth above was separately bargained for and was a key element of the transactions contemplated by, and the covenants and agreements set forth in, this Agreement.

(c)    The provisions of this Section 5.7 are intended to be for the benefit of, and will be enforceable from and after the Closing by, the Company and each Subsidiary of the Company and their respective successors and permitted assigns.

Section 5.8    Intercompany Arrangements. Except as set forth on Schedule 5.8 of the Disclosure Schedules, all intercompany and intracompany accounts, contracts or other arrangements between the Company and its Subsidiaries, on the one hand, and any of the MBS Parties or their Affiliates (other than the Company and its Subsidiaries), on the other hand, shall be cancelled without any consideration or further liability to any party and without the need for any further documentation, immediately prior to the Closing.

Section 5.9    Resignations. The MBS Parties will deliver at the Closing the resignation of all of the directors of the Company and its Subsidiaries, effective as of the Closing, except for such directors that the Buyer specifies in writing to the Designated Representative prior to the Closing Date.

Section 5.10    Confidentiality.

(a)    Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other parties in connection with the transactions contemplated hereby pursuant to the terms of the Confidentiality and Non-Disclosure Agreement, dated September 15, 2015, between Buyer and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.10(a) shall terminate. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)    From and after the Closing Date, the MBS Parties shall not, and the MBS Parties shall cause their respective Related Parties and the respective Representatives of the MBS Parties and their respective Related Parties not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information; provided, however, that a MBS Party or its Related Parties may furnish such portion (and only such portion) of the Confidential Information as such MBS Party or its Related Parties reasonably determines it is legally obligated to disclose if it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority. To the extent not inconsistent with such request, such MBS Party or Related Party shall notify the Buyer of such request and, at Buyer’s request and expense, take steps available under applicable Law to resist or narrow such request and/or obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information. For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the Buyer, the Company or the Company’s Subsidiaries or the transactions contemplated hereby (other than data or information that is or becomes available to the public other than as a result of a breach of this Section 5.10).

Section 5.11    Consents and Filings; Further Assurances.

(a)    The MBS Parties and the Buyer shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law and (iii) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. The Parties agree to the covenants set forth in Schedule 5.11(a) of the Disclosure Schedules.

(b)    The MBS Parties and the Buyer agree that, in the event that any consent, approval or authorization necessary to preserve for the Company or any of its Subsidiaries any right or benefit under any lease, license, commitment or other Contract to which the Company or any Subsidiary is a party is not obtained prior to the Closing, the MBS Parties shall, subsequent to the Closing, cooperate with the Buyer, the Company or any such Subsidiary in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

(c)    From time to time after the Closing, and for no further consideration, each of the parties shall, and shall cause its respective Subsidiaries to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be reasonably necessary to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(d)    Notwithstanding anything herein to the contrary, the Buyer shall not be required by this Section to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (A) require the divestiture of any assets of the Buyer, the Company or any of their respective Affiliates, (B) limit the Buyer’s freedom of action with respect to, or its ability to consolidate and control, the Company and its Subsidiaries or any of their assets or businesses or any of the Buyer’s or its Affiliates’ other assets or businesses or (C) limit the Buyer’s ability to acquire or hold, or exercise full rights of ownership with respect to, the Shares.

(e)    The MBS Parties shall, or shall cause the Company to, (i) retain BDO USA, LLP to provide to the Buyer financial statements of the Company and its Subsidiaries in compliance with Regulation S-X under the Securities Act of 1933, as amended, as and when needed to satisfy the Buyer’s reporting obligations on Form 8-K of the Securities and Exchange Commission (or any amendments thereto) in connection with the transactions contemplated hereby, including audited, interim and pro forma statements as may be required in accordance with Regulation S-X and (ii) use their best efforts to cause such auditors to consent to the inclusion of such financial statements in the Buyer’s filings on Form 8-K (or any amendments thereto), including by providing such auditors with a reasonable and customary representation letter in connection therewith.

Section 5.12    Termination of Indebtedness. The MBS Parties shall, or shall cause the Company and its Subsidiaries to, use reasonable best efforts to negotiate Debt Payoff Letters for all Payoff Indebtedness. The MBS Parties shall, and shall cause the Company and its Subsidiaries to, deliver all notices and take all other reasonable best actions reasonably requested by the Buyer to facilitate the termination of all Contracts relating to Payoff Indebtedness and all interest rate swap or other hedging agreements, the termination of the commitments provided thereunder, the repayment in full of all obligations then outstanding thereunder (using funds provided by the Buyer) and the release of all Encumbrances in connection therewith on the Closing Date; provided, however, that in no event shall this Section 5.12 require any of the Unitholders, HoldCo or the Company or any of its Subsidiaries to cause the termination of any Contracts relating to Payoff Indebtedness or any interest rate swap or other hedging agreements other than as part of the Closing.

Section 5.13    Public Announcements. On and after the date hereof and through the Closing Date, the Buyer and the Designated Representative, on behalf of all MBS Parties, shall use commercially reasonable efforts to (i) consult with each other with respect to the content of any proposed press release or other public statement before issuing any such press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby or by the Ancillary Agreement, (ii) provide the other party with an opportunity to review such party’s proposed press release or other public statements and (iii) consider in good faith modifications to any such proposed press release or other public statements that are requested by such other party; provided, that, notwithstanding anything to the contrary herein, no consent of any of the Designated Representative or the MBS Parties shall be required for the issuance by Buyer of any such press release or public statement. Except as required by applicable Law or as consented to in writing by Buyer, neither the Designated Representative nor any of the MBS Parties shall, and the MBS Parties shall cause the Company and its Subsidiaries not to, issue any press release or make any public statement with respect to this Agreement, the transactions contemplated hereby or by the Ancillary Agreements.

Section 5.14    Financing; Cooperation.

(a)    Buyer shall: (i) use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or desirable, to (A) satisfy the conditions of the Commitment Letter that are within its control, (B) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter and (C) obtain at the Closing the debt financing contemplated by the Commitment Letter (the “Debt Financing”); and (ii) not amend, modify or terminate, or agree to amend, modify or terminate, the Commitment Letter without the prior written consent of the Designated Representative if such amendment, modification or termination would materially delay the Closing or materially and adversely affect the ability of the Buyer to consummate the transactions contemplated by this Agreement; provided, however, that if funds in the amounts and on the terms set forth in the Commitment Letter become unavailable to Buyer on the terms and conditions set forth therein, Buyer shall use its commercially reasonable efforts to obtain alternative debt financing (the “Alternative Financing”) to the extent available in amounts and otherwise on terms and conditions no less favorable in the aggregate to Buyer than as set forth in the Commitment Letter; provided, that if Buyer proceeds with Alternative Financing, it shall be subject to the same obligations as set forth in this Section 5.14(a) with respect to the Debt Financing and the MBS Parties shall be subject to the same obligations as set forth in Section 5.14(b) with respect to the Debt Financing. Buyer shall keep the MBS Parties apprised of material and adverse developments relating to the Debt Financing and shall promptly notify the MBS Parties if the Debt Financing becomes unavailable in the manner contemplated in the Commitment Letter. Buyer shall provide to the MBS Parties copies of any commitment letter associated with a replacement Debt Financing or Alternative Financing as well as any amendment or waiver of any debt commitment letter (including the Commitment Letter) that is permitted hereunder.

(b)    At Buyer’s sole expense, the MBS Parties shall cause the Company and its Subsidiaries to, and shall use their reasonable best efforts to cause the respective Representatives of the Company and each of its Subsidiaries to, provide to Buyer all cooperation reasonably requested by Buyer that is necessary or reasonably required in connection with the Debt Financing, including the following: (i) using reasonable best efforts to cause the Company’s senior officers and other Representatives to participate in meetings, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies; (ii) assisting with the preparation of appropriate and customary materials for rating agency presentations, offering documents, bank information memoranda and similar documents reasonably required in connection with the Debt Financing; (iii) using reasonable best efforts to assist with the preparation of any pledge and security documents, any loan agreement, currency or interest hedging agreement and other definitive financing documents on terms satisfactory to Buyer, or other certificates, or documents as may be reasonably requested by Buyer, provided that no obligation of the Company or any of its Subsidiaries under any such document or agreement shall be effective until the Closing; (iv) using reasonable best efforts to facilitate the pledging of collateral, provided that no pledge shall be effective until the Closing; (v) using reasonable best efforts to furnish on a confidential basis to Buyer and its financing sources, as promptly as practicable, financial and other pertinent information regarding the Company as may be reasonably requested by Buyer; (vi) providing (a) U.S. GAAP audited consolidated balance sheets and related statements of earnings, comprehensive income, shareholders’ equity and cash flows, for the most recent fiscal year ended at least 90 days prior to the Closing Date, (b) U.S. GAAP unaudited consolidated balance sheets and related statements of earnings, comprehensive income and cash flows for each subsequent fiscal month ended at least 30 days before the Closing Date; (vii) using reasonable best efforts to cause the Company’s independent accountants to cooperate with and assist Buyer in preparing customary and appropriate information packages and offering materials as prospective lenders may reasonably request for use in connection with the offering and/or syndication of debt securities, loan facilities and other matters contemplated by the Debt Financing; (viii) reasonably cooperating with any field exam or audit work in respect of the accounts receivable and inventory assets of the Company and its Subsidiaries; and (ix) providing Buyer and any provider of the Debt Financing with all documentation and information required under applicable know your customer and anti-money laundering policies, rules and regulations; provided, that Buyer shall indemnify, defend and hold harmless the MBS Parties, the Company, its Subsidiaries and the respective directors, officers, employees and representatives of each of the foregoing from and against any liability or obligation to providers of the Debt Financing in connection with the Debt Financing, including any information provided in connection therewith; provided, further, that, notwithstanding anything in this Agreement to the contrary, until the Closing occurs, neither the Company nor any of its Subsidiaries shall (A) be required to pay any commitment or other fee related to the Debt Financing, (B) have any liability or obligation under any loan agreement or any related document or any other agreement or document related to the Debt Financing or (C) be required to incur any other liability in connection with the Debt Financing, and in no event shall any of the fees and expenses referred to in this Section 5.14 constitute Transaction Expenses.

Section 5.15    Director and Officer Indemnification.

(a)    From and after the Closing, Buyer shall cause the Company (i) to maintain for a period of not less than six years from the Closing, provisions in the organizational documents of it and its Subsidiaries concerning the indemnification and exculpation (including relating to expense advancement) of the Company’s or any Company Subsidiary’s, as applicable, former and current executive officers and directors that are no less favorable to those individuals in any respect than the provisions of the organizational documents of the Company or the Company’s Subsidiaries, as applicable, in each case, as of the date hereof and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those individuals thereunder, in each case, except as required by Law.

(b)    In the event that the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in each such case, Buyer shall cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in Section 5.15(a).

(c)    Prior to the Closing Date the Company shall, and, if the Company is unable to, Buyer shall as of the Closing Date, obtain and fully pay for, at no expense to the beneficiaries, non-cancellable “tail” insurance policies with a claims period of at least six years from and after the Closing Date from insurance carriers with the same or better claims-paying ability ratings as the Company’s current insurance carriers with respect to directors’ and officers’ liability insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”), for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Closing Date (including in connection with this Agreement or the transactions contemplated hereby); provided, however, that the Company shall not pay, or Buyer shall not be required to pay, for such “tail” insurance policies a one-time premium in excess of 300% of the Company’s current annual premium for D&O Insurance. If Buyer or the Company for any reason fails to obtain such “tail” insurance policies as of the Closing Date, the Company shall, and Buyer shall cause the Company to, continue to maintain in effect, at no expense to the beneficiaries, D&O Insurance for a period of at least six years from and after the Closing Date for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as provided in such existing D&O Insurance, from insurance carriers with the same or better claims-paying ability ratings as the Company’s current D&O Insurance carriers; provided, however, that the Company shall not be required to pay for such D&O Insurance an annual premium in excess of 300% of the Company’s current annual premium for D&O Insurance (the “Premium Cap”), in which case the Company shall, and Buyer shall cause the Company to, use commercially reasonable efforts to maintain in effect, at no expense to the beneficiaries, for a period of at least six years from the Closing Date for the persons who are covered by the Company’s existing D&O Insurance, D&O Insurance with the best overall terms, conditions, retentions and levels of coverage reasonably available for an annual premium equal to the Premium Cap.

(d)    The provisions of this Section 5.15 are (i) intended to be for the benefit of, and will be enforceable from and after the Closing by, each D&O Party, his or her heirs and his or her representatives, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

Section 5.16    Certain Pre-Closing Actions. The MBS Parties shall cause the Company and its Subsidiaries to effect the actions set forth on Schedule 5.16 of the Disclosure Schedules (such actions, collectively, the “Pre-Closing Actions”).

Section 5.17    Delivery of Data Site DVD. The MBS Parties shall, or shall cause the Company to, deliver to the Buyer, at the Closing, one or more DVDs, USBs or similar format containing a complete copy of the contents as of the Closing Date of the “Morocco” online data site established in connection with the transactions contemplated hereby, hosted by Merrill Corporation and located at https://datasite.merrillcorp.com.

Section 5.18    Responsibility of Unitholders for the Obligations of HoldCo.

(a)    The Unitholders shall cause HoldCo to take all actions required of HoldCo pursuant to this Agreement and the Ancillary Agreements, and the Unitholders shall be jointly and severally liable for the obligations of HoldCo pursuant to this Agreement and the Ancillary Agreements.

(b)    In the event that HoldCo or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person or otherwise liquidates, then, and in each such case, the MBS Parties shall cause proper provision to be made so that such successor or assign shall expressly assume HoldCo’s obligations in this Agreement and any Ancillary Agreement.

ARTICLE VI

TAX MATTERS

Section 6.1    Tax Returns.

(a)    HoldCo shall, with Buyer’s cooperation, prepare or cause to be prepared and shall timely file or cause to be filed all Tax Returns of the Company and its Subsidiaries for taxable periods ending on or before the Closing Date and shall pay all Taxes due with respect to such Tax Returns. Such Tax Returns shall be prepared in a manner consistent with past practice of the Company unless otherwise required by applicable Law. No later than thirty (30) days prior to any such filing, the Designated Representative shall deliver to the Buyer such Tax Returns for the Buyer’s review and comment. The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and its Subsidiaries for taxable periods ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns. For any Straddle Period of the Company or any of its Subsidiaries, the Buyer shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns required to be filed and shall pay all Taxes due with respect to such Tax Returns; provided that the Designated Representative shall reimburse the Buyer in accordance with the procedures set forth in Section 6.6 for any amounts owed by HoldCo pursuant to Sections 6.2 and 6.6 with respect to the taxable periods covered by such Tax Returns. No later than thirty (30) days prior to any such filing, the Buyer shall deliver to the Designated Representative such Tax Returns for the Designated Representative’s review and comment. With respect to any transactions of the Company and its Subsidiaries occurring outside the ordinary course of business and not contemplated in this Agreement on the Closing Date that are properly allocable to the portion of the Closing Date after the Closing shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date.

(b)    The Buyer shall not file or cause to be filed an amended Tax Return on behalf of the Company or its Subsidiaries for any Pre-Closing Tax Period with respect to which HoldCo and the Shareholders or Unitholders, as the case may be, will be liable pursuant to this Agreement without obtaining the prior written consent of the Designated Representative, which shall not be unreasonably withheld, delayed or conditioned. HoldCo shall not file or cause to be filed an amended Tax Return on behalf of the Company or its Subsidiaries for any Pre-Closing Tax Period with respect to which the Company will make tax distributions pursuant to Section 6.7 of this Agreement without obtaining the prior written consent of the Buyer, which shall not be unreasonably withheld, delayed or conditioned.

(c)    The income Tax Returns of the Company and HoldCo that include the Pre-Closing Tax Period that ends on the Closing Date shall reflect all deductions and exclusions from income to which the Company or HoldCo is entitled (including by election) with respect to the Company and its Subsidiaries for such period. For purposes of preparing such Tax Returns and calculating Taxable Income in determining the Tax Distribution Amount: (a) there shall not be any deduction for paperback book returns pursuant to Code Section 458; (b) there shall not be any deduction for healthcare claims paid after the Closing Date; (c) liabilities and reserves shall be based upon the Company’s historical method of accounting; (d) assumptions of liabilities by Buyer pursuant to the deemed sale of assets of the Company described in Section 6.8 shall not be included in Taxable Income by the Company and shall be included in Taxable Income by HoldCo (with corresponding deductions); and (e) deferred rental income shall be included in Taxable Income.

Section 6.2    Allocation of Straddle Period Taxes. For purposes of this Agreement, in the case of any Taxes of the Company or any of its Subsidiaries that are payable with respect to any Straddle Period, the amount of such Taxes allocable to the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable periods, one that ended at the close of the Closing Date and the other that began at the beginning of the day following the Closing Date, and items of income, gain and deduction, loss or credit and state and local apportionment factors of the Company and its Subsidiaries for the Straddle Period shall be allocated between such two taxable periods on a “closing of the books basis” by assuming that the taxable period of the applicable entity ended on the Closing Date; provided, however, that (a) exemptions, allowances or deductions that are calculated on an annual basis, such as depreciation, and (b) periodic Taxes, such as property or similar ad valorem Taxes, shall be apportioned ratably between such periods on the basis of the number of days elapsed in each such period.

Section 6.3    Cooperation. The Buyer, the Company, HoldCo and the Designated Representative shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the preparation and filing of all Tax Returns and any Tax Claim or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other parties’ request) the provision of records and information that are reasonably relevant to any such matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Company shall (a) retain all books and records with respect to Tax matters pertinent to such entities and relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the relevant taxable periods (and any extension thereof), and to abide by all record retention agreements entered into with any Governmental Authority, and (b) give the Designated Representative written notice prior to transferring, destroying or discarding any such books and records and, if the Designated Representative so requests, the Company and the Buyer shall allow the Designated Representative to take possession of such books and records.

Section 6.4    Tax Claims.

(a)    The Buyer, the Company, HoldCo and the Designated Representative shall promptly notify each other in writing upon receipt of any notice of any pending or threatened claim, audit, notice of deficiency, examination, assessment, or any other proceeding (collectively a “Tax Claim”) which may affect any Tax liability for which the other party is liable.

(b)    The Designated Representative shall have the right to (i) represent the interests of the Company in any Tax Claim relating solely to any Pre-Closing Tax Period for which HoldCo and the Shareholders or Unitholders, as the case may be, will be solely liable and (ii) employ counsel of the Designated Representative’s choice in connection therewith; provided, however, that with respect to any such Tax Claim, the Buyer shall have the right, directly or through its designated representatives, to review in advance and comment upon all submissions made in the course of such Tax Claim and otherwise participate in such Tax Claim, and the Designated Representative shall not settle or otherwise dispose of any such Tax Claim without obtaining the prior written consent of the Buyer, which shall not be unreasonably withheld, delayed or conditioned.

(c)    The Buyer shall control any Tax Claim in respect of (x) any Pre-Closing Tax Period of the Company not covered by Section 6.4(b) and (y) any Straddle Period; provided, however, that with respect to any such Tax Claim, the Designated Representative shall have the right, directly or through its designated representatives, to review in advance and comment upon all submissions made in the course of such Tax Claim and otherwise participate in such Tax Claim, and none of the Buyer or any of its Affiliates shall settle or otherwise dispose of any such Tax Claim without obtaining the prior written consent of the Designated Representative, which shall not be unreasonably withheld, delayed or conditioned.

Section 6.5    Transfer Taxes. Transfer Taxes shall be borne 50 percent by the Buyer and 50 percent by HoldCo. Any party required under applicable Law to file any Tax Return or other document with respect to such Transfer Taxes shall file such Tax Return (and the other parties shall cooperate with respect thereto as necessary and shall reimburse the party filing such Tax Return pursuant to this Section 6.5 for its share of such Transfer Taxes), and any expenses related to such filing shall be borne in the same manner as the applicable Transfer Taxes are borne pursuant to this Section 6.5.

Section 6.6    Liability for Taxes. HoldCo shall indemnify, defend and hold harmless, the Buyer, the Company, and their Affiliates against any and all Unitholder Taxes. The indemnification required hereunder for Unitholder Taxes shall be made by prompt payment by HoldCo of the amount of such Taxes, as and when the Designated Representative is notified of the amount of such Taxes by the Buyer or the Company.

Section 6.7    Tax Distributions.

(a)    On or before April 10, 2017:

(i)    If the Estimated Tax Distribution Amount is positive, the Company shall distribute to HoldCo an amount equal to the Estimated Tax Distribution Amount in immediately available funds by wire transfer to an account or accounts designated by HoldCo. Contemporaneously therewith, the Company shall deliver to HoldCo a statement setting forth the Company’s good faith estimate of the Estimated Tax Distribution Amount, together with appropriate schedules and supporting documentation setting forth in reasonable detail the calculations contributing thereto.

(ii)    If the Estimated Tax Distribution Amount is negative, HoldCo shall promptly deliver to the Buyer an amount in cash equal to the absolute value of such amount in immediately available funds by wire transfer to an account or accounts designated by the Buyer, but not in excess of the Composite Payment Amount.

(b)    At least 15 Business Days prior to the Tax Distribution True-Up Date, the Company shall deliver to HoldCo a statement setting forth the Company’s good faith estimate of the Tax Distribution Amount, together with appropriate schedules and supporting documentation setting forth in reasonable detail the calculations contributing thereto. Any dispute with regard to the Tax Distribution Amount shall be subject to the procedures set forth in Section 6.10.

(i)    If the Estimated Tax Distribution Amount is in excess of the Tax Distribution Amount, HoldCo shall promptly deliver to the Buyer an amount in cash equal to such excess amount in immediately available funds by wire transfer to an account or accounts designated by the Buyer, but not in excess of the Estimated Tax Distribution plus the Composite Payment Amount.

(ii)    If the Tax Distribution Amount is in excess of the Estimated Tax Distribution Amount, the Buyer shall promptly deliver to HoldCo an amount in cash equal to such excess amount in immediately available funds by wire transfer to an account or accounts designated by HoldCo.

(iii)    In the event that the Company’s Taxable Income for the period beginning September 1, 2016, and ending on the Closing Date, is subsequently adjusted upon audit or the filing of an amended Tax Return, the Buyer shall redetermine the Tax Distribution Amount, and the Buyer or HoldCo, as the case may be, shall promptly deliver to the other party an amount in cash equal to the difference, if any, between the redetermined Tax Distribution Amount and the originally determined Tax Distribution Amount.

(c)    The tax distribution payments referenced in paragraphs (a) and (b) of this Section 6.7 shall not constitute Restricted Payments.

Section 6.8 Intended Tax Treatment. The Parties intend that the purchase and sale of the Aggregate Units pursuant to this agreement be characterized as a purchase and sale of the assets of the Company for U.S. federal, state and local income tax purposes (the “Intended Tax Treatment”), and no party shall take a position on any Tax Return, before any Governmental Authority, or in any judicial proceeding that is inconsistent with the Intended Tax Treatment, except as required by applicable Law.

Section 6.9    Purchase Price Allocation Among Assets. As soon as practical, but no later than sixty (60) days after the Closing Date, the Buyer shall prepare an allocation of the Purchase Price among the assets of the Company based on the fair market value of such assets immediately prior to the Closing, consistent with section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). The Buyer shall forward a draft of the Allocation to the Designated Representative for the Designated Representative’s review and consent, which consent shall not be unreasonably withheld, delayed or conditioned. The Allocation shall be binding on the Buyer, the Company, HoldCo, the Unitholders, and their respective Affiliates, for all purposes, including for Tax and financial accounting purposes, and the parties shall report, act, and file Tax Returns (including IRS Form 8594) in all respects and for all purposes consistent with the Allocation, unless otherwise required by Law. No party (or their Affiliates) shall take any position on any Tax Return, before any Governmental Authority, or in any judicial proceeding that is inconsistent with the Allocation. If the Buyer and the Designated Representative do not reach a written agreement as to the Allocation prior to the 90th day after the Closing Date, then the Allocation shall be determined under the procedures set forth in Section 6.10.

Section 6.10    Dispute Resolution Procedure. Disputes among the parties as to matters governed by Article VI of this Agreement shall be resolved by a firm of independent nationally recognized accountants chosen and mutually accepted by the Buyer and the Designated Representative (the “Independent Accountant”), whose determination shall be final and binding on the parties. The Independent Accountant shall resolve each dispute within 30 days after the matter has been referred to it. The costs, fees and expenses of the Independent Accountant shall be borne by the Buyer and HoldCo in inverse proportion to the extent the position of such party (or its representatives) prevails.

Section 6.11    Responsibility of Unitholders for Tax Matters. The Unitholders shall cause HoldCo to take all actions required of HoldCo pursuant to this Article VI, and Unitholders shall be jointly and severally liable for the obligations of HoldCo pursuant to this Article VI.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1    General Conditions. The respective obligations of the Buyer and the MBS Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by the Buyer or the Designated Representative in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a)    No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)    HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or shall have been terminated.

Section 7.2    Conditions to Obligations of the MBS Parties. The obligations of the MBS Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the MBS Parties in their sole discretion:

(a)    Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (other than the representations and warranties set forth in the Fundamental Representations of the Buyer) shall be true and correct (without regard to any qualification as to materiality or Material Adverse Effect) both when made and as of the Closing Date (or, in the case of any representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct without regard to any qualification as to materiality or Material Adverse Effect as of such specified date), unless the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on Buyer’s ability to perform its obligations hereunder, and the Fundamental Representations of the Buyer shall be true and correct in all respects both when made and as of the Closing Date (or in the case of Fundamental Representations that are made as of a specified date, such Fundamental Representations shall be true and correct as of such specified date).

(b)    Covenants. The Buyer shall have in all material respects performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing.

(c)    Certificate from the Buyer. The MBS Parties shall have received from the Buyer a certificate to the effect set forth in the preceding clauses (a) and (b), signed by a duly authorized officer thereof.

(d)    Ancillary Agreements. The MBS Parties shall have received an executed counterpart of each of the Ancillary Agreements to which the MBS Parties are party, signed by each party other than the MBS Parties.

Section 7.3    Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a)    Representations and Warranties. The representations and warranties of the MBS Parties contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (other than the representations and warranties of the

MBS Parties set forth in the Fundamental Representations and Section 3.8(b)) shall be true and correct (without regard to any qualification as to materiality or Material Adverse Effect) both when made and as of the Closing Date (or, in the case of any representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct without regard to any qualification as to materiality or Material Adverse Effect as of such specified date), unless the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect, and the representations and warranties of the MBS Parties set forth in the Fundamental Representations and Section 3.8(b) shall be true and correct in all respects both when made and as of the Closing Date (or in the case of Fundamental Representations that are made as of a specified date, such Fundamental Representations shall be so true and correct as of such specified date).

(b)    Covenants. The MBS Parties shall have in all material respects performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing.

(c)    Certificate from the Designated Representative. The Buyer shall have received from the Designated Representative a certificate to the effect set forth in the preceding clauses (a) and (b).

(d)    Consents and Approvals. All authorizations, consents (including all third party consents required under any Material Contracts), orders and approvals of all Governmental Authorities set forth on Schedule 7.3(d) of the Disclosure Schedules shall have been received and shall be satisfactory in form and substance to the Buyer in its sole discretion.

(e)    No Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority that, in the reasonable, good faith determination of the Buyer, is reasonably likely to (i) require divestiture of any assets of the Buyer as a result of the transactions contemplated by this Agreement or the divestiture of any assets of the Company or any of its Subsidiaries, (ii) prohibit or impose limitations on the Buyer’s ownership or operation of all or a material portion of its or the Company’s business or assets (or those of any of its Subsidiaries or Affiliates) or (iii) impose limitations on the ability of the Buyer or its Affiliates, or render the Buyer or its Affiliates unable, to acquire or hold or exercise effectively all rights of ownership of the Shares, or effectively to control the business, assets or operations of the Company or its Subsidiaries.

(f)    Ancillary Agreements. The Buyer shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party thereto.

(g)    Resignations. The Buyer shall have received letters of resignation from the directors of the Company and its Subsidiaries as contemplated by Section 5.9.

(h)    No Material Adverse Effect. There shall not have occurred any change, event or development that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect.

(i)    Financing. Buyer shall have obtained funds pursuant to the Commitment Letter or, if such funds are not available to Buyer, other funds on terms and conditions satisfactory to it in its sole and absolute discretion, sufficient to enable it to pay the cash portion of the Closing Payment.

(j)    Debt Payoff Letters. The MBS Parties shall have delivered to the Buyer a payoff letter duly executed by each holder of Payoff Indebtedness, each in form and substance reasonably acceptable to the Buyer, in which the payee shall agree that upon payment of the amount specified in such payoff letter: (i) all outstanding obligations of the Company and its Subsidiaries arising under or related to the applicable Payoff Indebtedness shall be repaid, discharged and extinguished in full; (ii) all Encumbrances in connection therewith shall be released; (iii) the payee shall take all actions reasonably requested by the Buyer to evidence and record such discharge and release as promptly as practicable; and (iv) the payee shall return to the Company and its Subsidiaries all instruments evidencing the applicable Payoff Indebtedness (including all notes) and all collateral securing the applicable Payoff Indebtedness (each such payoff letter, a “Debt Payoff Letter”).

(k)    Schedule of Transaction Expenses. HoldCo shall have delivered, or caused to be delivered, to the Buyer the Schedule of Expenses, and all Transaction Expenses for which invoices have been received by or on behalf of the Company or its Subsidiaries by the Closing Date shall have been paid by the MBS Parties or shall be paid at Closing.

(l)    Tax Certificate. The Designated Representative shall have delivered to the Buyer a certificate, in form and in substance reasonably acceptable to the Buyer, certifying the non-foreign status of HoldCo that complies with the requirements of section 1445 of the Code.

(m)    Subsidiary Conversion, Restructuring. The Subsidiary Conversion and the Restructuring shall have occurred in accordance with and pursuant to this Agreement and the Restructuring Documents.

(n)    Pre-Closing Actions. All of the Pre-Closing Actions shall have been completed in their entirety, and the Buyer shall have received a certificate to that effect from the Designated Representative.

ARTICLE VIII

INDEMNIFICATION

Section 8.1    Survival.

(a)    The representations and warranties of the MBS Parties and the Buyer contained in this Agreement and the Ancillary Agreements and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall survive the Closing until the eighteen-month anniversary of the Closing Date (the “General Cut-Off Date”); provided, however, that:

(i)    the representations and warranties set forth in Sections 3.1 (Organization) and Section 4.1 (Organization), Section 3.2 (Authority) and Section 4.2

(Authority), Section 3.4 (Shares and Units), Section 3.5 (Capitalization), Section 3.6 (Equity Interests), Sections 3.28 (Brokers) and Section 4.5 (Brokers) (all of the foregoing representations and warranties specified in this Section 8.1(a)(i) are collectively referred to herein as the “Fundamental Representations”), and any representation in the case of fraud, shall survive for a period of six years; and

(ii)    the representations and warranties set forth in Section 3.15 (Intellectual Property), Section 3.16 (Taxes), Section 3.17 (Environmental Matters) and Section 3.21 (Privacy and Security) shall survive until the close of business on the 60th day following the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) with respect to the liabilities in question.

(b)    The respective covenants and agreements of the MBS Parties and the Buyer contained in this Agreement shall survive the Closing until the expiration of the statute of limitations following the date all performance thereunder was due to be performed; provided, however, that the indemnification obligations set forth in this Article VIII shall survive for a period of six years.

(c)     None of the MBS Parties or the Buyer shall have any liability with respect to any representations, warranties, covenants or agreements unless notice of an actual or threatened claim hereunder is given to the Buyer or the Designated Representative, as the case may be, prior to the expiration of the survival period, if any, for such representation, warranty, covenant or agreement, in which case such representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved, without the requirement of commencing any Action in order to extend such survival period or preserve such claim.

Section 8.2    Indemnification by the MBS Parties. The MBS Parties shall jointly and severally save, defend, indemnify and hold harmless the Buyer and its Affiliates (including the Company and its Subsidiaries) and the respective Representatives, successors and assigns of each of the foregoing from and against, and shall compensate and reimburse each of the foregoing for, any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)    any breach of any representation or warranty made by the MBS Parties contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (without giving effect to any limitation or qualification as to materiality or Material Adverse Effect for the purposes of determining the magnitude of Loss attributed to a breach of any representation or warranty made by the MBS Parties in this Agreement (other than Section 3.8(b)));

(b)    any breach of any covenant or agreement by the MBS Parties or the Designated Representative contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (including as a result of the action or failure to act of the Company or any of its Subsidiaries);

(c)    all Transaction Expenses;

(d)    all Excluded Liabilities; and

(e)    any and all Restricted Payments made from and after the date of August 31, 2015 through the Closing Date.

Section 8.3    Indemnification by the Buyer. The Buyer shall save, defend, indemnify and hold harmless the MBS Parties and their respective Affiliates and the respective Representatives, successors and assigns of each of the foregoing from and against, and shall compensate and reimburse each of the foregoing for, any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)    any breach of any representation or warranty made by the Buyer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (without giving effect to any limitation or qualification as to materiality or Material Adverse Effect for the purposes of determining the magnitude of Loss attributed to a breach of any representation or warranty made by the Buyer in this Agreement); and

(b)    any breach of any covenant or agreement by the Buyer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby.

Section 8.4    Procedures.

(a)    A party seeking indemnification (the “Indemnified Party”) in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third Party Claim”) shall deliver notice (a “Claim Notice”) in respect thereof to the Designated Representative, on behalf of the MBS Parties, or to the Buyer, as applicable (the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of notice of the Third Party Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)    The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 15 days of receipt of a Claim Notice from the Indemnified Party in respect of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim for equitable or injunctive relief or any claim that would impose criminal liability or damages, and the Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party, any such Third Party Claim. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 8.4(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party presents such counsel with a conflict of interest. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.

(c)    An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss or a claim or demand hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”) shall deliver a Claim Notice in respect thereof to the Indemnifying Party with reasonable promptness after becoming aware of facts supporting such Direct Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VIII.

(d)    The indemnification required under Section 8.2 shall be made by payment by the Escrow Agent in accordance with the Escrow Agreement (to the extent of any amounts then held in the Indemnity Escrow Fund if applicable) or the Indemnifying Party (to the extent of any amounts not then held in the Indemnity Escrow Fund if applicable) of the amount of actual Losses in connection therewith, as and when bills are received by the Indemnifying Party or Losses incurred have been notified to the Indemnifying Party.

Section 8.5    Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement: (a) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 8.2(a) or Section 8.3(a), as the case may be, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $1,306,500, in which case the Indemnifying Party shall be liable for the full amount of such Losses from the first dollar thereof; and (b) (i) the maximum aggregate amount of indemnifiable Losses which may be recovered by the Buyer and its Affiliates from the MBS Parties arising out of or relating to the causes set forth in Section 8.2(a) shall be an amount equal to (x) $17,420,000 (the “General Indemnity Cap”) plus (y) the lesser of (I) the aggregate amount of indemnifiable Losses arising out of or relating to the inaccuracy or breach of any representation or warranty set forth in Section 3.21 (Privacy and Security) and (II) $5,000,000, and (ii) the maximum aggregate amount of indemnifiable Losses which may be recovered by the MBS Parties and their Affiliates from the Buyer arising out of or relating to the causes set forth in Section 8.3(a) shall be an amount equal to the General Indemnity Cap; provided, however, that (A) the foregoing clauses (a) and (b) shall not apply to indemnification for (1) Unitholder Taxes or (2) Losses arising out of or relating to the inaccuracy or breach of any Fundamental Representation or to any representation or warranty in the event of fraud; and (B) except with respect to fraud, the maximum aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Parties pursuant to Section 8.2 or Section 8.3, as the case may be, shall be an amount equal to the Base Amount.

Section 8.6    Remedies Not Affected by Investigation, Disclosure or Knowledge. If the transactions contemplated hereby are consummated, the Buyer expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding any investigation by, disclosure to, knowledge or imputed knowledge of the Buyer or any of its Representatives in respect of any fact or circumstance that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof. In furtherance of the foregoing, the MBS Parties agree that as knowledge or lack of reliance shall not be a defense in law or equity to any claim of breach of representation, warranty or covenant by the MBS Parties herein, the MBS Parties shall not in any proceeding concerning a breach or alleged breach of any representation, warranty or covenant herein, or any indemnity thereof, seek information concerning knowledge or reliance of the Buyer or any of its Representatives, through deposition, discovery or otherwise or seek to introduce evidence or argument in any proceeding regarding the knowledge or lack of reliance of the Buyer or any of its Representatives prior to the Closing on or with respect to any such representations, warranties or covenants.

Section 8.7    Tax Matters. In the event of any conflict between the provisions of this Article VIII and the provisions of Article VI, Article VI shall be controlling with respect to any claim for indemnification for Unitholder Taxes.

Section 8.8    Payments. With respect to any payments made pursuant to ARTICLE VI or this Article VIII of this Agreement, the parties agree to treat, to the extent permitted by Law, all such payments as an adjustment to the Purchase Price paid hereunder.

Section 8.9    Exclusive Remedies. The parties acknowledge and agree that, following the Closing, their sole and exclusive remedy with respect to any and all claims for any breach or inaccuracy of any representation, warranty, covenant, agreement or obligation set forth in this Agreement shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Notwithstanding the foregoing, this Section 8.9 shall not apply in respect of the remedies of injunctive relief or specific performance set forth in Section 10.11.

ARTICLE IX

TERMINATION

Section 9.1    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by mutual written consent of the Buyer and the Designated Representative;

(b)    (i) by the Designated Representative, if none of the MBS Parties or the Designated Representative is then in material breach of its obligations under this Agreement and the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2 (Conditions to the Obligations of the MBS Parties), (B) cannot be or has not been cured within 15 days following delivery to the Buyer of written notice of such breach or failure to perform and (C) has not been waived by the Designated Representative or (ii) by the Buyer, if the Buyer is not then in material breach of its obligations under this Agreement and the MBS Parties breach or fail to perform in any respect any of their representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3 (Conditions to the Obligations of the Buyer), (B) cannot be or has not been cured within 15 days following delivery to the Designated Representative of written notice of such breach or failure to perform and (C) has not been waived by the Buyer;

(c)    (i) by the Designated Representative, if any of the conditions set forth in Section 7.1 (General Conditions) or Section 7.2 (Conditions to the Obligations of the MBS Parties) shall have become incapable of fulfillment prior to July 31, 2017 or (ii) by the Buyer, if any of the conditions set forth in Section 7.1 (General Conditions) or Section 7.3 (Conditions to the Obligations of the Buyer) shall have become incapable of fulfillment prior to July 31, 2017; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available if the failure of the party so requesting termination (in the case of the Designated Representative so requesting termination, the failure of any of the MBS Parties or the Designated Representative) to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date;

(d)    by either the Designated Representative or the Buyer if the Closing shall not have occurred by July 31, 2017; provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available if the failure of the party so requesting termination (in the case of the Designated Representative so requesting termination, the failure of any of the MBS Parties or the Designated Representative) to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(e)    by either the Designated Representative or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have used its commercially reasonable efforts, in accordance with Section 5.11 (Consents and Filings; Further Assurances), to have such order, decree, ruling or other action vacated; or

(f)    by the Buyer, if between the date hereof and the Closing, an event or condition occurs that has had, or would be reasonably likely to have, a Material Adverse Effect.

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party.

Section 9.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party except (a) for the provisions of Section 3.28 and Section 4.5 relating to broker’s fees and finder’s fees, Section 5.10 relating to confidentiality, Section 5.13 relating to public announcements, Section 5.18 relating to the responsibility of Unitholders, Section 10.1 relating to fees and expenses, Section 10.4 relating to notices, Section 10.7 relating to third-party beneficiaries, Section 10.8 relating to governing law, Section 10.9 relating to submission to jurisdiction and this Section 9.2 and (b) that nothing herein shall relieve any party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.1    Fees and Expenses. Except as otherwise provided herein, all fees and expenses accrued or incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party accruing or incurring such fees or expenses, whether or not such transactions are consummated; provided, that if the transactions contemplated hereby are consummated, Transaction Expenses shall be borne and paid as provided in this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

Section 10.2    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 10.3    Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party or, if applicable, a duly authorized officer on behalf of such party.

Section 10.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if, to the MBS Parties or the Designated Representative to:

Ellar LLC

c/o LR Enterprises Management LLC

122 Fifth Avenue

New York, NY 10011

Attn: Maria Florez

Facsimile: 212-366-5186

E-mail: mflorez@lremllc.com

with a copy (which shall not constitute notice) to:

Bryan Cave LLP

1290 Avenue of the Americas

New York, NY 10104

Attention: Michael N. Rosen

                  Jay M. Dorman

Facsimile: (212) 541-1400

                  (212) 541-1418

E-mail: mnrosen @bryancave.com

              jmdorman@bryancave.com

(ii)	if to the Buyer, to:

Barnes & Noble Education, Inc.

120 Mountain View Blvd.

Basking Ridge, NJ 07920

Attention: Suzanne E. Andrews

Facsimile: 908-991-4069

E-mail: sandrews@BNED.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Eduardo Gallardo

Facsimile: (212) 351-6201

        (212) 351-5245

E-mail: egallardo@gibsondunn.com

Section 10.5    Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 10.6    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements, the P&P Materials and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.7    No Third-Party Beneficiaries. Except as provided in Section 5.7, Section 5.14(b), Section 5.15 and Article VIII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 10.8    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 10.9    Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against any other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.10    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the Buyer (in the case of an assignment by any MBS Party or the Designated Representative) or the Designated Representative (in the case of an assignment by the Buyer), and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign this Agreement or any Ancillary Agreement to any Subsidiary of the Buyer without the prior consent of any MBS Party (including for purposes of causing any Subsidiary of Buyer designated by Buyer to be the transferee of the Aggregate Units at the Closing); provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.11    Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief. Each MBS Party agrees to be jointly and severally liable for the obligations of each MBS Party hereunder and all representations, warranties, covenants and agreements made by or on behalf of each MBS Party in this Agreement, any Ancillary Agreement or any document, instrument or certificate delivered pursuant hereto or thereto shall be deemed to have been made by each MBS Party, jointly and severally.

Section 10.12    Release.

(a)    Effective as of the Closing, the Buyer hereby unconditionally releases, and, from and after the Closing, shall cause the Company and its Subsidiaries to unconditionally release, all of the current and former officers and directors of the Company and of each of its Subsidiaries, and all of the current and former stockholders of the Company (as of or prior to the Closing Date) (each, a “Released Party”), of and from, any obligations or liability whatsoever arising prior to the Closing in their capacities as directors, officers and stockholders of the Company and its Subsidiaries; provided, however, that this release shall not affect (i) any claims by Buyer relating to any breach or alleged breach of this Agreement or the Ancillary Agreements or any of the provisions set forth herein or therein (including any claims pursuant to Article VI or Article VIII of this Agreement) or any document, instrument or certificate delivered pursuant hereto or thereto or (ii) any other agreement between any Released Party and the Company or a Subsidiary of the Company that is not being terminated in connection with the Closing and is set forth on Schedule 5.8 of the Disclosure Schedules or (iii) any claims in the case of fraud.

(b)    Effective as of the Closing, each MBS Party, for himself, herself or itself and for his, her or its heirs, executors, administrators and personal representatives, and for any of their predecessors, successors and assigns, hereby unconditionally and irrevocably waives any Actions, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, expenses, affirmative defenses, demands and other obligations or liabilities whatsoever, in law or equity, that such MBS Party, in his, her or its capacity as a stockholder, director, officer or employee of the Company or any of its Subsidiaries, and in each and every other capacity, has against any other MBS Party or any Affiliate of any other MBS Party and releases, on its own behalf and on behalf of its successors and assigns, each other MBS Party and each Affiliate of each other MBS Party and their respective directors, officers, trustees and beneficiaries from any and all Actions relating thereto, except pursuant to this Agreement and the Ancillary Agreements. The foregoing releases do not, and shall not be deemed to, release or compromise rights to indemnification under any organizational documents of the Company or any of its Subsidiaries.

Section 10.13    Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 10.14    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.15    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.16    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.17    Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 10.18    No Presumption Against Drafting Party. Each of the parties hereto acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 10.19    Financing Provisions. For the avoidance of doubt, notwithstanding anything herein or in the Commitment Letter to the contrary, none of the MBS Parties or the Representative are third party beneficiaries of the Commitment Letter and related documents and in no event shall the MBS Parties or the Designated Representative be entitled to enforce or seek to enforce specifically or to cause Buyer to enforce any of Buyer’s rights and remedies against any financial institution providing commitments or undertaking any other obligations (collectively, the “Financing Sources”) under the Commitment Letter or any related documentation at any time, including with respect to Buyer’s obligation or right to cause the Debt Financing to be funded in order to consummate the transactions contemplated hereby. Notwithstanding the foregoing, (i) the Financing Sources are third party beneficiaries of Section 8.5, Section 8.9, Section 10.8, and Section 10.9 of this Agreement and (ii) each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross—claim or third—party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the

Southern District of New York (and appellate courts thereof). Nothing in this Section 10.19 shall affect any claim by any of the MBS Parties against the Buyer for breach of its obligations under this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto, as of the date first written above, have executed or caused this Agreement to be executed by their respective officers thereunto duly authorized.

BARNES & NOBLE EDUCATION, INC.

By:	/s/ Patrick Maloney
Name:	Patrick Maloney
Title:	Executive Vice President, Chief Operating Officer

ELLAR LLC

By:	/s/ Leonard Riggio
Name:	Leonard Riggio
Title:	Manager

/s/ Leonard Riggio
Leonard Riggio

/s/ Louise Riggio
Louise Riggio

/s/ Stephen Riggio
Stephen Riggio

/s/ Robert K. Pugh
Robert K. Pugh

/s/ Dan M. Schuppan
Dan M. Schuppan

Lisa Riggio Trust

By:	/s/ Michael N. Rosen
Name:	Michael N. Rosen
Title:	Trustee

Donna Riggio Trust

By:	/s/ Michael N. Rosen
Name:	Michael N. Rosen
Title:	Trustee

Vincent M. Riggio Trust

By:	/s/ Michael N. Rosen
Name:	Michael N. Rosen
Title:	Trustee

Laura A. Riggio Trust

By:	/s/ Michael N. Rosen
Name:	Michael N. Rosen
Title:	Trustee

Christina A Riggio Trust

By:	/s/ Michael N. Rosen
Name:	Michael N. Rosen
Title:	Trustee

/s/ Stephanie Riggio Bulger
Stephanie Riggio Bulger

/s/ Douglas Fowler Pugh
Douglas Fowler Pugh

/s/ Lesley Crane
Lesley Crane

/s/ David M. Schuppan
David M. Schuppan

/s/ John N. Schuppan
John N. Schuppan

/s/ Anna L. Stewart
Anna L. Stewart

ELLAR LLC, as the Designated Representative

By:	/s/ Leonard Riggio
Name:	Leonard Riggio
Title:	Manager